Exhibit 4.1

Execution Version

OMEGA PHARMA N.V.

€135,043,889

5.1045 % Guaranteed Senior Notes due July 28, 2023

NOTE PURCHASE AGREEMENT

Dated May 19, 2011

i

6.	REPRESENTATIONS OF THE PURCHASERS; TAX CERTIFICATE.		13
	6.1.	Purchase for Investment; Selling Restrictions.	13
	6.2.	Source of Funds.	13
	6.3.	Tax Status Certificate.	14

7.	INFORMATION AS TO THE COMPANY.		15
	7.1.	Financial and Business Information.	15
	7.2.	Officer’s Certificate.	17
	7.3.	Inspection.	17
	7.4.	Limitation on Disclosure Obligation.	18

8.	PREPAYMENT OF THE NOTES.		18
	8.1.	Required Prepayments.	18
	8.2.	Optional Prepayments with Make-Whole Amount.	18
	8.3.	Allocation of Partial Prepayments.	19
	8.4.	Optional Prepayments for Taxes.	19
	8.5.	Maturity; Surrender, etc.	20
	8.6.	Purchase of Notes.	20
	8.7.	Make-Whole Amount.	21
	8.8.	Prepayment Upon Sale of Assets.	22
	8.9.	Change of Control Prepayment.	22
	8.10.	Failure to Obtain Shareholder Approval.	24

9.	AFFIRMATIVE COVENANTS.		24
	9.1.	Compliance with Law.	24
	9.2.	Insurance.	25
	9.3.	Maintenance of Properties.	25
	9.4.	Payment of Taxes and Claims.	25
	9.5.	Corporate Existence, etc.	25
	9.6.	Pan Passu Ranking.	26
	9.7.	Subsidiary Guarantors.	26
	9.8.	Change of Control.	27
	9.9.	Security Provided to Other Facilities.	27
	9.10.	Most Favored Lender Covenant.	27

10.	NEGATIVE COVENANTS.		28
	10.1.	Transactions with Affiliates.	28
	10.2.	Merger, Consolidations.	28
	10.3.	Sales of Assets.	29
	10.4.	Leverage Ratio.	30
	10.5.	Interest Coverage Ratio.	30
	10.6.	Limitation on Priority Debt.	31
	10.7.	Limitation on Liens.	32
	10.8.	Change of Business.	33

11.	EVENTS OF DEFAULT.		33

12.	REMEDIES ON DEFAULT, ETC.		35
	12.1.	Acceleration.	35
	12.2.	Other Remedies.	35
	12.3.	Rescission.	36

	12.4.	No Waivers or Election of Remedies, Expenses, etc.	36
	12.5.	Notice of Acceleration or Rescission.	36

13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.		36
	13.1.	Registration of Notes.	36
	13.2.	Transfer and Exchange of Notes.	37
	13.3.	Interest Payment Date Transfers.	37
	13.4.	Replacement of Notes.	38

14.	PAYMENTS ON NOTES.		38
	14.1.	Place of Payment.	38
	14.2.	Home Office Payment.	39

15.	EXPENSES, ETC.		39
	15.1.	Transaction Expenses.	39
	15.2.	Survival.	40
	15.3.	Currency Rate Indemnity.	40
	15.4.	Certain Taxes.	40

16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.		41

17.	AMENDMENT AND WAIVER.		41
	17.1.	Requirements.	41
	17.2.	Solicitation of Holders of Notes.	42
	17.3.	Binding Effect, etc.	42
	17.4.	Notes held by Company, etc.	42

18.	NOTICES.		43

19.	REPRODUCTION OF DOCUMENTS.		43

20.	CONFIDENTIAL INFORMATION.		43

21.	SUBSTITUTION OF PARTIES.		44
	21.1.	Substitution of Purchasers.	44
	21.2.	Substitution of Issuer.	45
	21.3.	Indemnification in Connection with Substitution of Issuer.	46

22.	PAYMENT FREE AND CLEAR.		46

23.	MISCELLANEOUS.		50
	23.1.	Successors and Assigns.	50
	23.2.	Payments Due on Non-Business Days.	50
	23.3.	Severability.	50
	23.4.	Construction.	50
	23.5.	Counterparts.	50
	23.6.	Governing Law.	50
	23.7.	Submission to Jurisdiction, Service of Process.	51
	23.8.	Waiver of Jury Trial.	52
	23.9.	Language.	52
	23.10.	Dates and Times.	52
	23.11.	Accounting Matters.	52

SCHEDULE A	—	Information Relating to Purchasers
SCHEDULE B	—	Defined Terms
SCHEDULE 5.4	—	Subsidiaries of the Company and Ownership of Subsidiary Shares
SCHEDULE 5.5	—	Financial Statements
SCHEDULE 5.14	—	Use of Proceeds
SCHEDULE 5.15	—	Existing Indebtedness
SCHEDULE 10.7	—	Existing Liens
EXHIBIT 1(a)-1	—	Form of 5.1045% Guaranteed Senior Note due July 28, 2023
EXHIBIT 1(b)	—	Form of Subsidiary Guarantee Agreement
EXHIBIT 6.3-a, 6.3-b	—	Forms of Tax Status Certificates

OMEGA PHARMA N.V.

IZ De Prijkels Venecoweg 26

B-9810 Nazareth

Belgium

€135,043,889

May 19, 2011

5.1045% Guaranteed Senior Notes due July 28, 2023

TO EACH OF THE PURCHASERS LISTED IN

THE ATTACHED SCHEDULE A (the “Purchasers”):

Ladies and Gentlemen:

OMEGA PHARMA N.V., a company incorporated with limited liability in Belgium (the “Company”), agrees with each Purchaser as follows:

1.	AUTHORIZATION OF NOTES; SUBSIDIARY GUARANTEES.

(a) The Company will authorize the issue and sale of €135,043,889 aggregate principal amount of its 5.1045% Guaranteed Senior Notes due July 28, 2023 (as amended, restated or otherwise modified from time to time, and including any such notes issued in substitution therefor pursuant to Section 13 of this Agreement, the “Notes”). The Notes shall be substantially in the form set out in Exhibit 1(a).

(b) Payment by the Company of all amounts due with respect to the Notes and performance by the Company of its obligations under this Agreement shall be guaranteed initially by Omega Pharma Belgium N.V., Chefaro Nederland B.V., Omega Pharma Holding Nederland B.V., Omega Pharma Espaila S.A., Chefaro Pharma Italia Srl, ACO Hud AB, Deutsche Chefaro GmbH, Wartner Europe B.V., Damianus B.V., Medgenix Benelux N.V., Biover NV, ACO Hud Nordic AB, and Richard Bittner AG (the “Original Subsidiary Guarantors”) and may, from time to time, in accordance with Section 9.7, be guaranteed by Additional Subsidiary Guarantors and/or Optional Subsidiary Guarantors (each as defined in Section 9.7) (each such Original Subsidiary Guarantor and any such Additional Subsidiary Guarantor or Optional Subsidiary Guarantor being a “Subsidiary Guarantor”), pursuant to a Subsidiary Guarantee Agreement of such Subsidiary Guarantor (as amended from time to time, a “Subsidiary Guarantee Agreement”), substantially in the form of Exhibit 1(b).

2.	SALE AND PURCHASE OF NOTES.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and such Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance by any other Purchaser hereunder.

3.	EXECUTION AND CLOSING.

The execution of this Agreement shall occur on May 19, 2011 (the “Effective Date”) and this Agreement shall be effective from and after such date. The sale and purchase of the Notes to be purchased by each of the Purchasers shall occur at the offices of Bingham McCutchen LLP, 399 Park Avenue, New York, New York, at 10:00 a.m., New York time, at a closing (the “Closing”) on July 19, 2011. At the Closing, the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least €300,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds through BNP Paribas NY (BIC address BNPAUS3N) in favor of Omega Pharma NV’s IBAN account number BE75 2850 4512 6651 with Fortis Bank/Brussels (BIC address GEBABEBB), clearly referencing the Omega Pharma N.V. Private Placement. If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to any Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

4.	CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to it at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

4.1.	Representations and Warranties.

The representations and warranties of the Company in this Agreement shall be correct as of the Effective Date and at the time of the Closing. The representations and warranties of each Subsidiary Guarantor contained in Section 6 of the Subsidiary Guarantee Agreement delivered by it shall be correct at the time of the execution and delivery thereof and on the date of the Closing.

4.2.	Performance; No Default.

The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and, after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as described in Section 5.14), no Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Subsidiary shall have entered into any transaction at any time following the date of the most recent financial statements referred to in Section 5.5 that would have been prohibited by any of Section 10.1 and Section 10.6 had such Sections applied from such date.

4.3.	Compliance Certificates.

(a) Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b) Certificates. The Company shall have delivered to such Purchaser a certificate of a director of the Company dated the date of Closing certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement. Each Subsidiary Guarantor shall have delivered to such Purchaser a certificate of the Secretary or a director of such Subsidiary Guarantor dated the date of the Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery by such Subsidiary Guarantor of the Subsidiary Guarantee Agreement.

4.4.	Opinions of Counsel.

(a) Such Purchaser shall have received opinions in form and substance satisfactory to it, dated the date of the Closing, from:

(i) Allen & Overy LLP, Belgian counsel for the Company and Omega Pharma Belgium N.V., Medgenix Benelux N.V. and Biover NV,

(ii) Allen & Overy LLP, special U.S. counsel for the Company and the Subsidiary Guarantors,

(iii) Allen & Overy LLP, Spanish counsel for Omega Pharma Espana S.A.,

(iv) Allen & Overy LLP, Dutch counsel for Chefaro Nederland B.V., Wartner Europe B.V., Damianus B.V., and Omega Pharma Holding Nederland B.V.,

(v) Advokatfirman Cederquist KB, Swedish counsel for ACO Hud AB and ACO Hud Nordic AB,

(vi) Allen & Overy LLP, Italian counsel for Chefaro Pharma Italia Srl,

(vii) Allen & Overy LLP, German counsel for Deutsche Chefaro GmbH,

(viii) Wolf Theiss, Austrian counsel for Richard Bittner AG, and the Company hereby instructs each of such counsel to deliver such opinions to each Purchaser; and

(b) Bingham McCutchen LLP, the Purchasers’ special United States counsel in connection with such transactions.

4.5.	Purchase Permitted By Applicable Law, etc.

On the date of the Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which it is subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the United States Federal Reserve System and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If so requested, such Purchaser shall have received an Officer’s Certificate from the Company certifying as to such matters of fact as it may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

4.6.	Sale of Other Notes.

Contemporaneously with the Closing, the Company shall sell to each Purchaser and each Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in Schedule A.

4.7.	Payment of Fees.

Without limiting the provisions of Section 15.1, the Company shall have paid on or before (a) the Effective Date, the fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4(b) to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Effective Date, and (b) the Closing, (i) the fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4(b) to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing, and (ii) the amount of any Commitment Letter Obligations.

4.8.	Private Placement Numbers.

A Private Placement number issued by CUSIP Service Bureau of Standard & Poor’s, a division of The McGraw-Hill Companies (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Notes.

4.9.	Changes in Corporate Structure.

The Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

4.10.	Subsidiary Guarantee Agreements.

Such Purchaser shall have received a duly executed Subsidiary Guarantee Agreement from each Original Subsidiary Guarantor, and each such Subsidiary’ Guarantee Agreement shall be in full force and effect.

4.11.	Proceedings and Documents.

All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to each Purchaser and the Purchasers’ special counsel, and each Purchaser and such special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

4.12.	Appointment of Agent.

CT Corporation System shall have accepted its appointment by the Company pursuant to Section 23.7 and by each Original Subsidiary Guarantor pursuant to Section 8 of the Subsidiary Guarantees to act as their agent for service of process in New York City until July 28, 2024.

4.13.	Funding Instructions.

At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3, including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be transferred.

5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Purchaser as of the Effective Date and as of the date of the Closing that:

5.1.	Organization; Power and Authority.

The Company is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof (other than the change of control provisions contained in Section 8.9 prior to shareholder approval).

5.2.	Authorization, etc.

This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and subject to the qualifications as to matters of law relating to enforceability expressed in the legal opinions delivered pursuant to Section 4.4. The foregoing representations exclude the change of control provisions contained in Section 8.9 prior to shareholder approval and also exclude the amendment and waiver provisions in Section 17 to the extent provisions of the Belgian Company Code provide for different amendment procedures and the waiver of those provisions of Belgian law contained in Section 17.1 is not effective.

5.3.	Disclosure.

Except as disclosed in this Agreement, and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company in connection with the transactions contemplated hereby, the financial statements listed in Schedule 5.5 and, for purposes of making this representation on the date of Closing, any financial statements delivered after the Effective Date but on or before the date of Closing pursuant to Section 7.1 (this Agreement and such documents, certificates or other writings and such financial statements delivered to each Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since December 31, 2010, there has been no change in the business or financial condition of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

5.4.	Organization and Ownership of Shares of Subsidiaries.

(a) Schedule 5.4 contains (except as noted therein) complete and correct lists (i) of the Company’s Subsidiaries, showing, as to each such Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary (directly or indirectly) and (ii) of the Company’s directors and senior officers.

(b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and are owned by the Company or another Subsidiary (directly or indirectly) free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

(c) Each Subsidiary identified in Schedule 5.4 is a limited company or other legal entity duly organized and validly existing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Material Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d) No Material Subsidiary is a party to, or otherwise subject to any legal restriction or any agreement (other than this Agreement, the agreements listed in Schedule 5.4 and customary limitations imposed by corporate law statutes) restricting the ability of such Material Subsidiary to pay dividends out of profits or to make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

5.5.	Financial Statements.

The Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) and, for purposes of making this representation on the date of Closing, any financial statements delivered to the Purchasers after the Effective Date but on or before the date of Closing pursuant to Section 7.1, fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the periods so specified and have been prepared in accordance with GAAP consistently applied throughout the period involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.

5.6.	Compliance with Laws, Other Instruments, etc.

The execution, delivery and performance by the Company of this Agreement and the Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary. The foregoing representation in clause (iii) excludes the change of control provisions contained in Section 8.9 prior to shareholder approval and also excludes the amendment and waiver provisions in Section 17 to the extent provisions of the Belgian Company Code provide for different amendment procedures and the waiver of those provisions of Belgian law contained in Section 17.1 is not effective.

5.7.	Governmental Authorizations, etc.

No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes, including without limitation any thereof required in connection with the obtaining of Euros to make payments under this Agreement or the Notes and the payment of such Euros to Persons resident in the United States of America, other than the approval by the shareholders of the Company of the change of control provisions contained in Section 8.9. It is not necessary to ensure the legality, validity or enforceability or admissibility into evidence in Belgium of this Agreement or the Notes that any thereof or any other document be filed, recorded or enrolled with any Governmental Authority, or that any such agreement or document be stamped with any stamp, registration or similar transaction tax.

5.8.	Litigation; Observance of Agreements, Statutes and Orders.

(a) There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including, without limitation, Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.9.	Taxes.

The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of all applicable taxes for all financial periods are adequate.

5.10.	Title to Property; Leases.

The Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet of the Company delivered to the Purchasers or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

5.11.	Licenses, Permits, etc.

(a) The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto (collectively, “Permits”), except any such Permits the absence of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and without known Material conflict with the rights of others.

(b) To the best knowledge of the Company, no product of the Company or any Subsidiary infringes in any material respect any Permit owned by any other Person.

(c) To the best knowledge of the Company there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any Permit owned or used by the Company or any of its Subsidiaries.

5.12.	Compliance with ERISA; Foreign Pension Plans.

(a) Neither the Company nor any ERISA Affiliate maintains, contributes to or is obligated to maintain or contribute to, or has, at any time, maintained, contributed to or been obligated to maintain or contribute to, any employee benefit plan which is subject to Title I or Title IV of ERISA or Section 4975 of the Code. Neither the Company nor any ERISA Affiliate is, or has ever been, a “party in interest” (as defined in section 3(14) of ERISA) or a “disqualified person” (as defined in section 4975 of the Code) with respect to any such plan.

(b) All Foreign Pension Plans have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto except for such failures, in the aggregate for all such failures, to comply that could not reasonably be expected to have a Material Adverse Effect. All premiums, contributions and any other amounts required by applicable Foreign Pension Plan documents or applicable laws have been paid or accrued as required, except for premiums, contributions and amounts that, in the aggregate for all such obligations, could not reasonably be expected to have a Material Adverse Effect. The present value of the aggregate benefit liabilities under each of the Foreign Pension Plans, determined in accordance with reasonable actuarial assumptions, does not exceed the aggregate current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities by an amount which could reasonably likely have a Material Adverse Effect.

5.13.	Private Offering by the Company.

Neither the Company nor anyone acting on its behalf has offered the Notes or the Subsidiary Guarantees or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers, which have been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes or the Subsidiary Guarantees to the registration requirements of Section 5 of the Securities Act.

5.14.	Use of Proceeds; Margin Regulations.

The Company will apply the proceeds of the sale of the Notes as described on Schedule 5.14. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 25% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

5.15.	Existing Indebtedness; Future Liens.

(a) Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of March 31, 2011, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) Neither the Company nor any Material Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not otherwise permitted by Section 10.7.

5.16.	Foreign Assets Control Regulations, etc.

Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the USA Patriot Act, the United States Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, neither the Company nor any Subsidiary (i) is or will become a Blocked Person or (ii) knowingly engages or will engage in any dealings or transactions with a Blocked Person using the proceeds of the Notes, or which dealings or transactions would be reasonably likely to cause any holder of Notes to be in violation of the foregoing regulations. The Company will not use the proceeds from the sale of the Notes for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, to make any direct or indirect unlawful payment to any foreign or domestic government official or employee or make any bribe or other unlawful payment.

5.17.	Status under Certain Statutes.

The Company is not subject to regulation under the United States Investment Company Act of 1940, as amended, the United States Public Utility Holding Company Act of 2005, as amended, the United States ICC Termination Act of 1995, as amended, or the United States Federal Power Act, as amended.

5.18.	Environmental Matters.

Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect. Except as otherwise disclosed to the Purchasers in writing,

(a) neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;

(b) neither the Company nor any of its Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and

(c) all buildings on all real properties now owned, leased or operated by the Company or any of its Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

5.19.	Pari Passu.

All obligations and liabilities of the Company under this Agreement and under the Notes rank in right of payment at least pail passu with all of its other unsecured and unsubordinated present and future Indebtedness.

5.20.	Solvency.

The Company is, and upon giving effect to the issuance of the Notes will be, a “solvent institution”, as said term is used in section 1405(c) of the New York State Insurance Law, whose “obligations are not in default as to principal or interest”, as said terms are used in said section 1405(c).

5.21.	Transaction-Related Taxes.

Provided that (a) each Purchaser (or any transferee, assignee or substitute holder) (i) is not a resident of Belgium (i.e., does not have in Belgium its statutory seat, principal establishment or seat of management), (ii) does not use the Notes for a professional activity in Belgium (i.e., the Notes are not invested in a Belgian establishment), (iii) remains the beneficiary and legal owner (or usufructuary) of the Notes during the entire period to which the interest pertains, (iv) delivers to the Company a validly executed Tax Status Certificate as set forth in Section 6.3, (v) transfers, assigns, provides for a substitute holder or otherwise conveys its Notes (if applicable) in accordance with Section 13.3, (b) each Note is registered with the Company in the name of the beneficiary and legal owner (or usufructuary) of such Note during the entire period to which the interest pertains, and (c) any Transfer (i) is not concluded or performed in Belgium or (ii) is not accomplished with the intervention of a professional intermediary established in Belgium (it being understood that the mere registration of a Transfer at the Company’s register in Belgium in accordance with Section 13.1 does not cause such Transfer to be treated as being concluded or performed in Belgium), there are no taxes, levies, imposts, duties, fees, charges, deductions, withholding, restrictions or conditions of any nature whatsoever imposed, levied, collected, assessed or withheld by or in Belgium, the United States or any political subdivision or authority thereof or therein, on or with respect to the execution and delivery of this Agreement or the issuance or acquisition of the Notes. Other than such taxes, levies, imposts, duties, fees, charges, deductions, withholding, restrictions or conditions of any nature whatsoever which may be imposed, levied, collected, assessed or withheld because of (x) the existence of any present or former connection between any Purchaser on the one hand and any such jurisdiction on the other hand (other than the mere holding of a Note, being a party to this Agreement or the Notes or otherwise participating in the transactions contemplated hereby and thereby) or (y) the failure to satisfy provisions (a), (b) or (c) of the foregoing sentence, there are, as provided under current applicable tax law and treaties, no taxes imposed, levied, collected, assessed or withheld by Belgium, the United States, or any political subdivision or taxing authority thereof or therein on or with respect to any payment to be made by the Company pursuant to this Agreement or the Notes.

6.	REPRESENTATIONS OF THE PURCHASERS; TAX CERTIFICATE.

6.1.	Purchase for Investment; Selling Restrictions.

Each Purchaser severally represents as of Effective Date that it will be, and on the date of the Closing that it is, purchasing the Notes for its own account or for one or more separate accounts maintained by it or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of its or their property shall at all times be within its or their control. Each Purchaser understands that the Notes being issued at the Closing will not have been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

6.2.	Source of Funds.

Each Purchaser severally represents that at least one of the following statements will be, as of the Effective Date, and is, as of the date of the Closing, an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder on the date of the Closing:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and

(e) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets are in the investment fund which, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this paragraph (d); or

(f) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and

(g) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(h) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(h) the Source is a governmental plan; or the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g);

(i) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

6.3.	Tax Status Certificate.

(a) Each Purchaser severally agrees that it will deliver to the Company the Appropriate Number of validly executed certificates as to tax status in each of form Exhibit 6.3-a and Exhibit 6.3-b dated the date of each Interest Payment Date (a “Tax Status Certificate”) not later than 15 days prior to the first Interest Payment Date.

(b) Any Person that becomes a holder after the Closing, by its acceptance of a Note, agrees that it will deliver to the Company not later than 15 days prior to the first Interest

Payment Date to occur after such Person becomes a holder the Appropriate Number of validly executed Tax Status Certificates in each of form of Exhibit 6.3-a and Exhibit 6.3-b dated the date of each Interest Payment Date that occurs after such Person became a holder. If the Company does not receive such Tax Status Certificates from such a holder at least 20 days prior to such Interest Payment Date, then no later than 15 days prior to such Interest Payment Date the Company shall remind such holder in writing of its agreement to deliver the Tax Status Certificates and of the adverse tax consequences if such Tax Status Certificates are not delivered.

(c) If the Belgian tax authorities inform the Company that additional Tax Status Certificates are required, each Purchaser (and any of its subsequent transferees, assignees or substitute holders of Notes) severally agrees that it will deliver to the Company, after receipt of notice from the Company at least 25 days prior to the next Interest Payment Date, which notice shall describe the request of the Belgian tax authorities and request such holder to deliver additional Tax Status Certificates, such additional Tax Status Certificates as may be requested substantially in the form of Exhibit 6.3-a and/or Exhibit 6.3-b (as appropriate). if the Company requests any holder to deliver such additional Tax Status Certificates and such holder fails to deliver an additional certificate at least 20 days prior to an Interest Payment Date, then no later than 15 days prior to such Interest Payment Date the Company shall remind such holder in writing of its agreement to deliver the additional Tax Status Certificate and of the adverse tax consequences if such Tax Status Certificates are not delivered.

7.	INFORMATION AS TO THE COMPANY.

7.1.	Financial and Business Information.

The Company shall deliver to each Purchaser and each holder of Notes that is an Institutional Investor:

(a) Semi-Annual Statements – promptly, and in any event within 90 days, after the end of the first semi-annual period in each financial year of the Company, duplicate copies of

(i) an unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of such period, and

(ii) unaudited consolidated statements of profit and loss and cash flows of the Company and its Subsidiaries for such period, setting forth in each case in comparative form the figures for the corresponding periods in the previous financial year, all in reasonable detail, prepared in accordance with GAAP applicable to semi-annual financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;

(b) Annual Statements — promptly, and in any event within 120 days after the end of each financial year of the Company, duplicate copies of,

(i) an audited consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and

(ii) audited consolidated statements of profit and loss account and cash flows of the Company and its Subsidiaries, for such year, setting forth in each case in comparative form the figures for the previous financial year, all in reasonable detail, prepared in accordance with GAAP and accompanied by an opinion thereon of independent accountants of recognized international standing, which opinion shall state that such financial statements present fairly in all material respects the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with Belgian generally accepted professional standards, and that such audit provides a reasonable basis for such opinion;

(c) Euronext Stock Exchange and Other Reports – promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to its public securities holders generally, (ii) each regular or periodic report, each circular or registration statement (without exhibits except as expressly requested by such holder), and each final prospectus publicly filed by the Company or any Subsidiary with the Euronext Stock Exchange or any similar securities exchange and (iii) all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;

(d) Notice of Default or Event of Default – promptly, and in any event within five Business Days, after a Responsible Officer of the Company becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e) The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

(f) Litigation, etc. – promptly, and in any event within 30 days, after a Responsible Officer of the Company becoming aware of any litigation, arbitration or administrative proceedings that could reasonably be expected to have a Material Adverse Effect, written notice thereof; and

(g) Notices from Governmental Authority – promptly, and in any event within 30 days, after receipt thereof, copies of any notice to the Company or any Subsidiary from any Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and

(h) Requested Information – subject to Section 7.4, with reasonable promptness, such other data and information relating to the business, operations, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder or under the Notes, all as from time to time may be reasonably requested by any such holder; and, in furtherance of the foregoing, if reasonably requested by any holder, the Company shall provide information regarding the Company’s business and financial statements if such information has been requested in writing by the Securities Valuation Office of the National Association of Insurance Commissioners (or any successor to the duties thereof) in order to assign or maintain a designation of the Notes.

7.2.	Officer’s Certificate.

Each set of financial statements delivered to a Purchaser or holder pursuant to Section 7.1(a) or Section 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:

(a) Covenant Compliance – the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Sections 10.3 through 10.7 hereof, inclusive, and any Incorporated Covenants, during the semi-annual or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b) Event of Default – a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the semiannual or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

7.3.	Inspection.

(a) The Notes shall not be subject to any required prepayments prior to the final maturity thereof except in connection with an acceleration of the Notes pursuant to Section 12.1.

No Default – if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company, all at such reasonable times and as often as may be reasonably requested in writing; and

(b) Default – if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

7.4.	Limitation on Disclosure Obligation.

The Company shall not be required to disclose the following information pursuant to Section 7.1(h) or Section 7.3:

(a) information that, notwithstanding the obligation of the holders to keep such information confidential in accordance with Section 20, the Company, after consultation with counsel, reasonably determines would be prohibited from being disclosed by law or regulation provided the Company delivers written notice to the holders of Notes stating they have so consulted counsel and describing, in reasonable detail, the legal or regulatory prohibition;

(b) information that, notwithstanding the obligation of the holders to keep such information confidential in accordance with Section 20, the Company is prohibited from disclosing by the terms of an obligation of confidentiality contained in any agreement binding upon the Company or a Subsidiary and not entered into in contemplation of this clause (b); provided that the Company shall make a good faith attempt to obtain consent from the party in whose favor the obligation of confidentiality was made to permit the disclosure of the relevant information; or

(c) information that, notwithstanding the obligation of the holders to keep such information confidential in accordance with Section 20, would require the Company to make public disclosure of such information to comply with any of its continuing obligations under the rules of the Euronext Stock Exchange or any other securities exchange.

8.	PREPAYMENT OF THE NOTES.

8.1.	Required Prepayments.

The outstanding principal amount due on the Notes, together with any accrued but unpaid interest thereon, shall become due on July 28, 2023.

8.2.	Optional Prepayments with Make-Whole Amount.

The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an aggregate principal amount not less than 5% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, plus the Make-Whole Amount (if any) determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than

30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount (if any) due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount (if any) as of the specified prepayment date.

8.3.	Allocation of Partial Prepayments.

In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding, so that an equal percentage of the outstanding principal amount of each such Note is prepaid.

8.4.	Optional Prepayments for Taxes.

(a) In the event that the Company determines that payments with respect to the Notes, or any portion thereof, will require the payment of a Tax Indemnity Amount by the Company pursuant to the provisions of Section 22 (other than to the extent such requirement has resulted from the substitution of the Substitute Issuer as the issuer of the Notes under Section 21.2) such that the aggregate amount of the Tax Indemnity Amount to be paid is equal to 5% or more of the aggregate amount of interest payments in respect of the Notes due at such time, the Company shall have the option of prepaying all, but not less than all, of the outstanding Notes requiring the payment of such Tax Indemnity Amount (the “Affected Notes”) by payment of the principal amount of such Notes and accrued and unpaid interest thereon to the date of such prepayment, but without payment of any Make-Whole Amount with respect thereto, provided that the Company may not so elect to prepay Notes pursuant to this Section 8.4 if (a) a Default or an Event of Default then exists or (b) the Company shall have failed to take such reasonable actions as are provided by law so as to avoid the imposition of the Covered Tax giving rise to the obligation to pay such Tax Indemnity Amount, or the Company or any Subsidiary shall have taken any action (other than actions required to be taken by applicable law) the direct result of which is the imposition of such Covered Tax.

(b) The Company will give each holder of the Affected Notes written notice of each optional prepayment under this Section 8.4 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment (which date shall be a Business Day). Each such notice shall specify such date, the principal amount of each Affected Note held by such holder to be prepaid, and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, shall contain a description in reasonable detail of the Tax Indemnity Amounts that are the cause of the Company’s delivering such prepayment notice, and shall be accompanied by (i) a written opinion of independent tax counsel licensed to practice law in the Applicable Jurisdiction levying the Covered Tax in respect of such Tax Indemnity Amount and reasonably acceptable to each holder of Affected Notes confirming (A) that such Covered Tax is required, under the laws of such Applicable Jurisdiction, to be withheld or deducted from the payment due to the holders of the Affected Notes and that such payment is the first payment in respect of which such particular Covered Tax must be withheld, (B) that the amount of such Covered Tax is 5% or more of the interest payment due on such payment date, and (C) that, as of the date of such opinion, such Covered Fax would be required to be withheld from similar future payments to the holders of the Affected Notes. Such notice shall also state that, unless the holder receiving such notice shall have delivered a notice to the Company, not less than seven days prior to the date fixed for prepayment, stating that such holder elects to waive such prepayment, each of the Affected Notes of such holder shall be prepaid on the date fixed for such prepayment.

(c) In the event that the holder of any Affected Notes shall have delivered to the Company the notice specified in the foregoing paragraph waiving such holder’s right to receive a prepayment of such Notes pursuant to this Section 8.4, such notice shall (i) terminate the Company’s right to pay such Affected Notes pursuant to this Section 8.4 with respect to the circumstances specified in the notice delivered to such holder by the Company, but not with respect to any other circumstances, and (ii) operate as a permanent waiver of such holder’s right to receive any Tax Indemnity Amount in respect of such Notes, to the extent (and only to the extent) that such Tax Indemnity Amount is in excess of 5% of the amount of interest payments in respect of such Notes due at such time, arising as a result of the specific circumstances, and with the effects, described in such notice delivered by the Company (but not of such holder’s right to receive any Tax Indemnity Amounts that arise out of circumstances, or have any effect, not described in such notice).

(d) For purposes of this Section 8.4, any holder of more than one Affected Note may act separately with respect to each Affected Note so held (with the effect that a holder of more than one Affected Note may accept such offer with respect to one or more Affected Notes so held and reject such offer with respect to one or more other Affected Notes so held).

8.5.	Maturity; Surrender, etc.

In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.6.	Purchase of Notes.

The Company will not and will not permit any. Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes. However, the Company may purchase, redeem, prepay or acquire any of the outstanding Notes (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes or (b)

pursuant to an offer to purchase made by the Company pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 20 Business Days. If the holders of more than 15% of the principal amount of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least 15 Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by it pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

8.7.	Make-Whole Amount.

The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount (if any), the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on such Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PXGB” on Bloomberg Financial Markets (or such other display as may replace Page PXGB on Bloomberg Financial Markets) for the benchmark German federal government bonds (i.e. “Bunds”, “Bobls” or “Scheitze”, as applicable) having a maturity equal to the Remaining Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the average of the yields for such securities as determined by three market makers selected by the Company with the consent of the holders of a majority in aggregate principal amount of the Notes. In the case of each determination under clause (i) or (ii), as the case may be, of the preceding sentence, such implied yield will be determined, if necessary, by (a) converting German federal government bond quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the benchmark German federal government bond with the maturity closest to and greater than such Remaining Life and (2) the benchmark German federal government bond with the maturity closest to and less than such Remaining Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Life” means, with respect to any Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the maturity date of such Note.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

8.8.	Prepayment Upon Sale of Assets.

(a) If the Company is required to make an offer of prepayment of the Notes pursuant to Section 10.3(d)(ii), the Company shall give written notice thereof (a “Sale of Assets Notice”) to each holder of the Notes, which shall (i) refer to this Section 8.8(a) and the rights of such holders hereunder, (ii) contain an offer by the Company to prepay such holder’s Pro Rata Share of the aggregate principal amount of the Notes offered to be prepaid pursuant to Section 10.3(d)(ii), plus accrued and unpaid interest thereon to the prepayment date selected by the Company (as provided below) but without payment of any Make-Whole Amount with respect thereto, which prepayment shall be on a date specified in the Sale of Assets Notice, which date (the “Sale of Assets Prepayment Date”) shall be a Business Day not more than 60 days after the date of such Sale of Assets Notice (and which date shall be, if no date is selected by the Company, the 60th day after the date of delivery of the Sale of Assets Notice), and (iii) request each such holder to notify the Company in writing by a stated date, which date is not less than 30 days after such holder’s receipt of the Sale of Assets Notice, of its acceptance or rejection of such offer. A holder’s failure to respond shall be deemed a rejection of such offer.

(b) On the Sale of Assets Prepayment Date, the applicable unpaid principal amount of Notes held by each holder of Notes who has accepted the Company’s prepayment offer (in accordance with Section 8.8(a)(iii)), together with any accrued and unpaid interest thereon to the Sale of Assets Prepayment Date, shall become due and payable.

8.9.	Change of Control Prepayment.

(a) Promptly and in any event within ten Business Days after a Responsible Officer having actual knowledge of the occurrence of a Change of Control, the Company will give written notice thereof (a “Change of Control Notice”) to the holders of all outstanding Notes, which Change of Control Notice shall (i) refer specifically to this Section 8.9, (ii) describe the Change of Control in reasonable detail and specify the Change of Control Prepayment Date and the Response Date (as respectively defined below) in respect thereof and (iii) offer to prepay all Notes at the price specified below on the date therein specified (the “Change of Control Prepayment Date”), which shall be a Business Day not less than 25 days nor more than 35 days after the date of such Change of Control Notice. Each holder of a Note will notify the Company of such holder’s acceptance or rejection of such offer by giving written notice of such acceptance or rejection to the Company on or before the date for such notice specified in such Change of Control Notice (the “Response Date”), which specified date shall be not less than 10 days nor more than 20 days after the date of such Change of Control Notice. The Company shall prepay on the Change of Control Prepayment Date all of the Notes held by the holders as to which such offer has been so accepted (it being understood that failure of any holder to accept such offer on or before the Response Date shall be deemed to constitute rejection by such holder), at the principal amount of each such Note, together with interest accrued thereon to the Change of Control Prepayment Date, without premium. If any holder shall reject such offer, such holder shall be deemed to have waived its rights under this Section 8.9 to require prepayment of all Notes held by such holder in respect of such Change of Control but not in respect of any subsequent Change of Control.

(b) For purposes of this Section 8.9, any holder of more than one Note may act separately with respect to each Note so held (with the effect that a holder of more than one Note may accept such offer with respect to one or more Notes so held and reject such offer with respect to one or more other Notes so held).

(c) (i) Subject to paragraph (ii) hereof, a “Change of Control” shall be deemed to have occurred if any person or group of persons acting in concert gains control of the Company. For these purposes “control” means the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A) cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the Company; or

(B) appoint or remove all, or the majority, of the directors or other equivalent officers of the Company; or

(C) the holding of more than one-half of the issued share capital of the Company (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

The Company covenants that from and after the Effective Date and thereafter so long as any of the Notes are outstanding:

For these purposes “acting in concert” means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition by any of them, either directly or indirectly, of shares in the Company, to gain control of the Company.

(ii) Notwithstanding anything herein to the contrary, for so long as each Principal Credit Facility also contains the exclusion set forth in this paragraph (ii), a “Change of Control” shall not be deemed to have occurred as a result of a transaction whereby after such transaction:

(D) Marc Coucke holds, directly or indirectly, at least 25% of the issued share capital of the Company; and

(E) Marc Coucke remains Chief Executive Officer of the Company pursuant to a written agreement with a term of at least three years from the date of such transaction.

8.10.	Failure to Obtain Shareholder Approval.

(a) If the Company fails to obtain approval from its shareholders in respect of Section 8.9 in accordance with Section 9.8 (a “Shareholder Failure”), then promptly and in any event within ten Business Days after the occurrence of a Shareholder Failure, the Company will give written notice thereof (a “Shareholder Failure Notice”) to the holders of all outstanding Notes, which Shareholder Failure Notice shall (i) refer specifically to this Section 8.10, (ii) explain that the shareholders of the Company did not approve the change in control provisions of Section 8.9 and (iii) offer to prepay all Notes at the price specified below on the date therein specified (the “Shareholder Failure Prepayment Date”), which shall be a Business Day not less than 25 days nor more than 35 days after the date of such Shareholder Failure Notice. Each holder of a Note will notify the Company of such holder’s acceptance or rejection of such offer by giving written notice of such acceptance or rejection to the Company on or before the date for such notice specified in such Shareholder Failure Notice (the “Shareholder Failure Response Date”), which specified date shall be not less than 10 days nor more than 20 days after the date of such Shareholder Failure Notice. The Company shall prepay on the Shareholder Failure Prepayment Date all of the Notes held by the holders as to which such offer has been so accepted (it being understood that failure of any holder to accept such offer on or before the Shareholder Failure Response Date shall be deemed to constitute rejection by such holder), at the principal amount of each such Note, together with interest accrued thereon to the Shareholder Failure Prepayment Date, without premium.

(b) For purposes of this Section 8.10, any holder of more than one Note may act separately with respect to each Note so held (with the effect that a holder of more than one Note may accept such offer with respect to one or more Notes so held and reject such offer with respect to one or more other Notes so held).

9.	AFFIRMATIVE COVENANTS.

9.1.	Compliance with Law.

The Company will and will cause each of its Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.2.	Insurance.

The Company will and will cause each of its Subsidiaries to maintain with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

9.3.	Maintenance of Properties.

The Company will and will cause each of its Subsidiaries to maintain and keep or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.4.	Payment of Taxes and Claims.

The Company will and will cause each of its Subsidiaries to file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax or assessment or claims if (a) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (b) the nonpayment of all such taxes and assessments in the aggregate could not reasonably be expected to have a Material Adverse Effect.

9.5.	Corporate Existence, etc.

The Company will at all times preserve and keep in full force and effect its corporate existence. Subject to Sections 10.2 and 10.3, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

9.6.	Pan Passu Ranking.

The Company will ensure that the Company’s obligations and liabilities under the Notes and this Agreement will at all times rank at least pari passu with all of its other unsecured and unsubordinated present and future Indebtedness.

9.7.	Subsidiary Guarantors.

(a) The Company shall cause each of the Original Subsidiary Guarantors to execute and deliver, on or before the Closing, and thereafter shall cause each Additional Subsidiary Guarantor to execute and deliver, or otherwise accede to (promptly upon becoming an Additional Subsidiary Guarantor), a Subsidiary Guarantee pursuant to which such Subsidiary Guarantor shall guarantee the payment of all amounts payable by the Company under this Agreement and the Notes and the performance of all obligations of the Company under this Agreement and the Notes and to deliver an opinion of outside legal counsel with respect to such Subsidiary Guarantee in form and substance satisfactory to the Majority Holders.

(b) In the event that an Original Subsidiary Guarantor or an Additional Subsidiary Guarantor at any time (A) ceases to guarantee each of the Principal Credit Facilities and (B) is not an obligor under any Principal Credit Facility, the Company may upon written notice to the holders of the Notes referring to this Section 9.7(b) terminate the Subsidiary Guarantee issued by such Subsidiary Guarantor with effect from the date of such notice so long as no Default or Event of Default shall have occurred and then be continuing or shall result therefrom.

(c) The Company may, from time to time at its discretion and upon written notice to the holders of Notes, cause any of its Subsidiaries to enter into or accede to a Subsidiary Guarantee (with such modifications as may be required to reflect the legal requirements of the jurisdiction of incorporation of the relevant Subsidiary, including any modifications necessary to make the obligations of such Subsidiary Guarantee pari passu with the other unsecured and unsubordinated obligations of such Subsidiary) or otherwise in form and substance reasonably satisfactory to the Majority Holders (an “Optional Subsidiary Guarantee”). A Subsidiary that enters into an Optional Subsidiary Guaranty shall be referred to as an “Optional Subsidiary Guarantor”. An original executed counterpart of each such Optional Subsidiary Guaranty (together with an opinion of outside legal counsel with respect to such Subsidiary Guarantee in form and substance satisfactory to the Majority Holders) shall be delivered to each holder of Notes promptly after the execution thereof. The Company may further, from time to time at its discretion and upon written notice to the holders of the Notes referring to this Section 9.7(c), release and discharge such Optional Subsidiary Guarantor from its obligations under its Optional Subsidiary Guaranty with effect from the date of such notice so long as no Default or Event of Default shall have occurred and then be continuing or shall result therefrom.

9.8.	Change of Control.

The Company shall at the annual shareholders meeting (scheduled to take place in April 2012) present Section 8.9 of this Agreement for approval. If such approval is forthcoming, the Company shall immediately ensure that such resolution is filed with the clerk of the commercial court of Ghent in accordance with Article 556 of the Belgian Company Code. If such approval is not forthcoming, the Borrower shall promptly notify the holders and the provisions of Section 8.10 shall apply.

9.9.	Security Provided to Other Facilities.

If the Company provides any security for Indebtedness owed under any Principal Credit Facility (other than as allowed pursuant to Section 10.7(b)), it shall secure the Notes equally and ratably in form and substance reasonably satisfactory to the Majority Holders.

9.10.	Most Favored Lender Covenant.

(a) If at any time after the date hereof the Company or any Subsidiary shall be party to any Principal Credit Facility, which Principal Credit Facility includes any Financial Covenants that are not otherwise included in this Agreement (herein referred to as “New Covenants”) or that would be more beneficial to the holders than relevant similar covenants or like provisions contained in this Agreement (herein referred to as “Improved Covenants”, and, together with New Covenants, collectively, “Additional Covenants”), then the Company shall provide written notice within ten (10) Business Days of the effectiveness thereof to each holder (which notice shall include a description of the Additional Covenants, any defined terms used therein and related explanatory calculations, as applicable). Thereupon, unless waived in writing by the Majority Holders within ten (10) Business Days of such holders’ receipt of such notice, such Additional Covenants shall be deemed incorporated by reference into this Agreement, mutatis mutandi, as if set forth fully in this Agreement, effective as of the date when such Additional Covenants became effective under the applicable Principal Credit Facility (such Additional Covenants, as so incorporated, herein referred to as “Incorporated Covenants”). Upon the request of the Majority Holders, the Company and the Majority Holders shall enter into an additional agreement or an amendment to this Agreement (as the Majority Holders may request), evidencing the incorporation of such Additional Covenants substantially as provided for in the applicable Principal Credit Facility.

(b) Provided that no Default or Event of Default is then in existence (including as a result of a breach of an Incorporated Covenant), (i) if any Additional Covenant that has been incorporated herein pursuant to Section 9.10(a) is subsequently amended or modified in each relevant Principal Credit Facility with the effect that such Additional Covenant is made less restrictive, such Additional Covenant, as amended or modified shall be deemed incorporated by reference into this Agreement, mutatis mutandis, as if set forth fully in this Agreement, effective as of the date when such amendment or modification became effective under the applicable Principal Credit Facility, and (ii) if any Additional Covenant that has been incorporated herein pursuant to Section 9.10(a) is subsequently removed or terminated from each relevant Principal Credit Facility or the Company or any Subsidiary, as the case may be, is otherwise no longer required to comply therewith under any Principal Credit Facility, then the

Company and any such Subsidiaries shall, effective as of the date when (x) the removal or termination of such Additional Covenant became effective under the applicable Principal Credit Facility, or (y) the requirement to comply therewith ceases to exist, in each case, no longer be or remain obligated to comply with the corresponding Incorporated Covenant hereunder; provided, however, that, if in connection with any such amendment or modification making an Additional Covenant less restrictive in any Principal Credit Facility or any such removal or termination of the effectiveness of an Additional Covenant in a Principal Credit Facility (in either such case, a “Facility Covenant Loosening”) any consideration is provided to any lender or lenders or agent in respect of such Principal Credit Facility in consideration of such Facility Covenant Loosening, then the holders of Notes shall be (concurrently with the provision of such consideration to such lender, lenders or agent) provided with equivalent consideration to such consideration on a pro rata basis for the loosening, removal or termination of the effectiveness of the corresponding Incorporated Covenant in this Agreement and no such loosening, removal or termination of the effectiveness of such Incorporated Covenant in this Agreement shall be effective unless and until such equivalent consideration is paid to the holders of Notes. It being understood however that, other than as provided in Section 17, this Agreement shall not be amended or otherwise modified to delete any Improved Covenant or to make any such Improved Covenant less restrictive on the Group than the relevant similar Financial Covenant it replaced (in the form that such Financial Covenant took in this Agreement immediately prior to the initial application of Section 9.10(a) thereto).

10.	NEGATIVE COVENANTS.

The Company covenants that from and after the Effective Date and thereafter so long as any of the Notes are outstanding:

10.1.	Transactions with Affiliates.

The Company will not, and will not permit any Subsidiary to, enter into directly or indirectly any transaction or Material group of related transactions (including, without limitation, the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company and/or any Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

10.2.	Merger, Consolidations.

The Company will not, and will not permit any Material Subsidiary to consolidate or merge with or into any other entity or convey, transfer or lease all or substantially all of its assets in a single transaction or a series of related transactions, provided, however, that:

(a) the Company may consolidate or merge with, or sell, lease or otherwise dispose of all or substantially all of its assets to, any other Person if (i) (A) the Company shall be the surviving or continuing Person, or (B) the surviving or continuing Person or the Person that purchases, leases or otherwise acquires all or substantially all of the assets of the Company (1) is a solvent entity organized under the laws of any Approved Jurisdiction, and (2) expressly assumes the obligations of the Company hereunder and under the Notes in a writing which is in form and substance reasonably satisfactory to the Majority Holders, and (ii) at the time of such transaction and after giving effect thereto no Default or Event of Default shall have occurred and be continuing;

(b) any Material Subsidiary may merge or consolidate with or into, or sell, lease or otherwise dispose of all or substantially all of its assets to the Company or any other Subsidiary so long as (i) in any merger or consolidation involving the Company or a Subsidiary Guarantor, the Company or the Subsidiary Guarantor shall be the surviving or continuing Person, (ii) if any such Material Subsidiary is a Subsidiary Guarantor, its successor (if not already a Subsidiary Guarantor) expressly assumes the obligations of such Subsidiary Guarantor under its respective Subsidiary Guarantee Agreement in a writing which is in form and substance reasonably satisfactory to the Majority Holders, and (iii) at the time of such transaction and after giving effect thereto no Default or Event of Default shall have occurred and be continuing, and provided, further, that in the event of a merger, consolidation or sale described in sub-clause (i)(B) of paragraph (a) or sub-clause (ii) of paragraph (b) above, the holders of Notes shall have received (1) an affirmation from each remaining Subsidiary Guarantor that its Subsidiary Guarantee continues in full force and effect and (2) an opinion of internationally recognized independent legal counsel to the surviving or acquiring Person as to (X) the due organization, valid existence and good standing of the surviving or acquiring Person, (Y) the due authorization, execution and delivery of any required assumption agreement by the surviving or acquiring Person, and (Z) the valid, binding and enforceable nature of the obligations of the surviving or acquiring Person under such assumption agreement subject to reasonable and customary exceptions, assumptions and/or qualifications under the circumstances.

10.3.	Sales of Assets.

The Company will not, and will not permit any Subsidiary to, sell, lease or otherwise dispose of (each a “Disposal”) any of its assets (including capital stock) (whether by a single transaction or a number of related transactions or whether at the same time or over a period of time), except that there shall be no prohibition on any sale, lease or other disposal:

(a) made in the ordinary course of business of the Company or any Subsidiary;

(b) made by the Company to a Wholly-Owned Subsidiary or by a Subsidiary to the Company or another Subsidiary with respect to which the Company shall directly or indirectly have at least the same degree of control as it had with respect to the Subsidiary selling, leasing or disposing of such assets;

(c) made pursuant to a Capital Lease or other sale and leaseback transaction provided that such assets are leased back to the Company or a Subsidiary within 365 days of the sale of such assets;

(d) for fair market value to the extent that the Net Proceeds Amount (or an equivalent amount) of such transaction has been or is applied within 365 days of such sale, lease or disposal to:

(i) the purchase, acquisition or construction of assets to be used in the business of the Group; and/or

(ii) the repayment or prepayment of unsubordinated Indebtedness of the Company or a Subsidiary; provided that the Company has, on or prior to the application of any such proceeds to the repayment or prepayment of any other unsubordinated Indebtedness pursuant to this sub-clause (ii), offered to prepay the Notes with all other unsubordinated Indebtedness then being repaid or prepaid in accordance with the terms of Section 8.8 hereof; and

(e) other Disposals (or portion thereof not otherwise excepted under sub-clauses (a), (b), (c) and (d) above), provided that:

(i) such Disposal is to a Person other than an Affiliate or, if to an Affiliate, the requirements of Section 10.1 have been satisfied;

(ii) immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; and

(iii) immediately after giving effect thereto, the aggregate net book value of property or assets sold, leased or disposed of pursuant to this Section 10.3(e) during the 365-day period ending on the date on which such sale, lease or disposition occurs, does not exceed 10% of Consolidated Total Assets as measured as of the end of the immediately preceding financial year of the Company.

10.4.	Leverage Ratio.

(a) Subject to Sections 10.4(b), the Company will not permit the ratio of Consolidated Net Debt to Consolidated EBITDA to exceed 3.25 to 1.00, as determined on a Rolling Twelve Month basis as of each Year-End Date and Half Year-End Date.

(b) If at any time (and for so long as) the leverage covenant in the Bank Facility and the 2004 Note Facility each has a maximum leverage ratio exceeding 3.25 to 1.00, then the maximum leverage ratio required under Section 10.4(a) shall be changed to the lower of such ratios applicable to either the Bank Facility or the 2004 Note Facility (up to a maximum of 3.50 to 1.00). For the avoidance of doubt, once all of the 2004 Notes are paid in full, then the maximum leverage ratio required under Section 10.4(a) shall be changed to the ratio applicable to the Bank Facility, if higher (up to a maximum of 3.50 to 1.00).

10.5.	Interest Coverage Ratio.

The Company will not permit the ratio of Consolidated EBITDA to Consolidated Net Interest Expense to be less than 4.00 to 1.00, as determined on a Rolling Twelve Month basis as of each Year-End Date and Half Year-End Date.

10.6.	Limitation on Priority Debt.

The Company will not permit any Subsidiary to create, assume, incur, guarantee or otherwise become liable in respect of any Indebtedness except:

(a) Indebtedness of Omega Pharma S.A. (France) and Omega Pharma Holding (Nederland) B.V. not to exceed (i) €72,000,000 in the aggregate (or its equivalent in other currencies) prior to the 2004 Facility Trigger Date, and (ii) at any time on or after the 2004 Facility Trigger Date, such amount as when added to the principal amount of Indebtedness permitted under Section 10.6(i) below, shall not in the aggregate exceed 20% of Consolidated Net Worth; provided that Indebtedness allowed under this clause (a) shall be in addition to any Indebtedness either such Subsidiary shall be allowed under Section 10.6(d);

(b) Indebtedness owed by a Subsidiary to the Company or any other Subsidiary;

(c) Indebtedness of any Approved Subsidiary Guarantor;

(d) Indebtedness of any Subsidiary Guarantor arising under any guarantee of Indebtedness of the Company;

(e) Indebtedness outstanding at the time such Person became a Subsidiary provided that such Indebtedness shall not have been incurred in contemplation of such person becoming a Subsidiary and further provided that this clause (e) shall cease to be applicable to any Indebtedness that remains outstanding more than 365 days after such Person becomes a Subsidiary;

(f) any Indebtedness for or in respect of receivables sold or discounted (otherwise than on a non-recourse basis) provided that the aggregate amount of such Indebtedness does not at any time exceed €15,000,000 (or its equivalent in other currencies);

(g) Indebtedness of Subsidiaries secured by a Lien permitted by Sections 10.7(a) through (f);

(h) Indebtedness owing under cash management pooling arrangements among the Company and its Subsidiaries entered into by the Company and any of its Subsidiaries in the ordinary course of its banking arrangements; and

(i) Indebtedness of Subsidiaries not otherwise permitted by foregoing clauses (a) through (h), provided that (A) prior to the 2004 Facility Trigger Date, the aggregate principal amount of all Indebtedness of Subsidiaries permitted under this clause (i) shall not at any time exceed €40,000,000 (or its equivalent in other currencies), and (B) at any time on or after the 2004 Facility Trigger Date, the principal amount of all Indebtedness of Subsidiaries permitted under this clause (i), when added to the principal amount of Indebtedness permitted under Section 10.6(a) above, shall not in the aggregate exceed 20% of Consolidated Net Worth.

10.7.	Limitation on Liens.

The Company will not, and will not permit any of its Subsidiaries to directly or indirectly, create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits therefrom except:

(a) any Lien listed in Schedule 10.7 except to the extent the principal amount secured by that Lien exceeds the amount existing at the date hereof as set forth in Schedule 10.7;

(b) any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(c) any Lien arising by operation of law and in the ordinary course of business;

(d) any Lien over or affecting any asset acquired by the Company or a Material Subsidiary after the date of this Agreement if the Lien was not created in contemplation of the acquisition of that asset by the Company or such Material Subsidiary and the principal amount secured has not been increased in contemplation of, or since, the acquisition of that asset by the Company or such Material Subsidiary, provided that this clause (d) shall cease to be applicable to any Lien that remains outstanding more than 365 days after the acquisition of such asset;

(e) any Lien over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Lien is created prior to the date on which that company becomes a member of the Group, if the Lien was not created in contemplation of the acquisition of that company, and the principal amount secured has not been increased in contemplation of, or since, the acquisition of that company, provided that this clause (e) shall cease to be applicable to any Lien that remains outstanding more than 365 days after such company becomes a member of the Group;

(0 any title transfer or retention of title arrangement entered into in the normal course of business;

(f) any Lien arising with respect to the Principal Credit Facilities to the extent the Company complies with Section 9.9; and

(g) Liens not otherwise permitted by foregoing clauses (a) through (g), provided that the aggregate principal amount of all Indebtedness secured by Liens permitted under this clause (h) shall not at any time exceed €60,000,000 (or its equivalent in other currencies).

10.8.	Change of Business.

The Company will not permit any substantial change to be made to the general nature of the business of the Group from that carried on at the date of this Agreement.

11.	EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, unless such failure is caused by administrative or technical error and payment is made within 3 Business Days of its original due date; or

(b) the Company defaults in the payment of any interest or Tax Indemnity Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, unless such failure is caused by administrative or technical error and payment is made within 5 Business Days of its original due date; or

(c) the Company defaults in the performance of or compliance with any Incorporated Covenant or term contained in Section 9.10 or Section 10; or

(d) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in clause (a), (h) or (c) of this Section 11) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (d) of Section 11); or

(e) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least €15,000,000 (or the equivalent thereof in other currencies) beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least €15,000,000 (or the equivalent thereof in another currency) or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) the Company or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least €15,000,000 (or the equivalent thereof in other currencies), or (y) one or more Persons have acquired the right (whether or not exercised) to require the Company or any Subsidiary to purchase or repay such Indebtedness; or

(f) the Company or any Material Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in insolvency or bankruptcy, for liquidation or winding up or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated or wound up, or (vi) takes corporate action for the purpose of any of the foregoing; or

(g) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any Material Subsidiary, a custodian, receiver, administrator, administrative receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in insolvency or bankruptcy or for liquidation or winding up, or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any Material Subsidiaries, or any such petition shall be filed against the Company or any Material Subsidiaries and such petition shall not be dismissed within 60 days; or

(h) a final judgment or judgments for the payment of money aggregating in excess of €1 0,000,000 (or the equivalent thereof in other currencies) are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or any Subsidiary Guarantee Agreement shall cease to be in full force and effect as an enforceable agreement or a Subsidiary Guarantor (or any Person at its authorized direction or authorized on its behalf) shall assert in writing that the Subsidiary Guarantee Agreement is unenforceable in any material respect; or

(i) any representation or warranty made in writing by or on behalf of any Subsidiary Guarantor or by any officer of any Subsidiary Guarantor in the Subsidiary Guarantee Agreement or in any writing furnished in connection with the transactions contemplated hereby or thereby proves to have been false or incorrect in any material respect on the date as of which made.

12.	REMEDIES ON DEFAULT, ETC.

12.1.	Acceleration.

(a) If an Event of Default described in paragraph (g) or (h) of Section 11 (other than an Event of Default described in clause (i) of paragraph (g) or described in clause (vi) of paragraph (g) by virtue of the fact that such clause encompasses clause (i) of paragraph (g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, the Majority Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c) If any Event of Default described in paragraph (a) or (b) of Section 11 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances. Notwithstanding anything herein to the contrary, if an event or condition described in clause (ii) or clause (iii) of Section 11(f) is a Change of Control, no Make-Whole Amount shall be due and payable as a result of any acceleration of the Notes based solely on the occurrence of such Change of Control.

12.2.	Other Remedies.

If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3.	Rescission.

At any time after any Notes have been declared due and payable pursuant to clause (b) or (c) of Section 12.1, the Majority Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4.	No Waivers or Election of Remedies, Expenses, etc.

No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

12.5.	Notice of Acceleration or Rescission

Whenever any Note shall be declared immediately due and payable pursuant to Section 12.1 hereof or any such declaration shall be rescinded or annulled pursuant to Section 12.3 hereof, the Company shall forthwith give written notice thereof to the holders of each Note at the time outstanding.

13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

13.1.	Registration of Notes.

The Company shall keep at its principal executive office a register for the registration and registration of Transfers of Notes. The name and address of each holder of one or more Notes, each Transfer thereof and the name and address of each transferee, assignee and substitute holder of one or more Notes shall he registered in such register. Prior to due presentment for registration of Transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary, provided, however, that in the event of a Transfer completed in accordance with Section 13.3, the transferor of such Note will be treated as the holder of the relevant Note for purposes of payment on the Interest Payment Date on which such Transfer took place. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

13.2.	Transfer and Exchange of Notes.

Subject to Section 6.3, upon surrender of any Note at the principal executive office of the Company for registration of Transfer or exchange (and in the case of a surrender for registration of Transfer, accompanied by (i) a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and (ii) the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1(a). Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or be dated and bear interest from the date of Closing if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such Transfer of Notes. Notes shall not be transferred, assigned or given over to a substitute holder in denominations of less than €300,000. Any transferee, assignee or substitute holder, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

13.3.	Interest Payment Date Transfers.

Notwithstanding anything contained in Section 13.2 or Section 21, any Transfer of a Note shall, at the option of the parties involved in such Transfer, occur (and the Company will recognize and register (in accordance with Section 13.1) that such Transfer has occurred) at Midnight on any Interest Payment Date, so long as the Company shall receive all of the following at least five Business Days prior to the Interest Payment Date immediately preceding such Transfer:

(a) a copy of the agreement or other transfer documentation entered into between the transferor and the transferee to effect the Transfer of such Note, executed by both such parties and setting forth that the Transfer shall take place at Midnight on the Interest Payment Date next following the date of such agreement and that the transferor shall remain the holder and legal owner of such Note, and shall otherwise be entitled to interest and other payments due on such Note, until such time (provided, however, that in lieu of a copy of such agreement the transferor and transferee of such Note may provide to the Company written correspondence specifically referencing such agreement, so long as such correspondence is signed by both the transferor and the transferee of such Note);

(b) the Note subject to such Transfer;

(c) the address for notices of the transferee of such Note, together with payment instructions for payments on such Note.

In the event the foregoing shall occur, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1(a). Each such new Note shall be dated and bear interest from the Interest Payment Date on which the relevant Transfer took place. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such Transfer of Notes. Notes shall not be transferred, assigned or given over to a substitute holder in denominations of less than €300,000. Any transferee, assignee or substitute holder, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

13.4.	Replacement of Notes.

Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least in excess of the principal amount of such Note, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

14.	PAYMENTS ON NOTES.

14.1.	Place of Payment.

Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York City at the principal office of Citibank N.A. in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

14.2.	Home Office Payment.

So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by any Purchaser or its nominee such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee, assignee or substitute holder of any Note purchased by such Purchaser under this Agreement and that has made the same agreement relating to such Note as such Purchaser has made in this Section 14.2.

15.	EXPENSES, ETC.

15.1.	Transaction Expenses.

Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable costs and expenses (including reasonable attorneys’ fees of one special counsel and, if reasonably required, local or other counsel acting for all holders) incurred by each Purchaser or holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Notes or a Subsidiary Guarantee Agreement (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes or a Subsidiary Guarantee Agreement or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes, or any Subsidiary Guarantee Agreement or by reason of being a holder of any Note, and (b) the costs and expenses, including one financial advisors’ fees acting for all holders of Notes, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Company will indemnify, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by such Purchaser).

In furtherance of the foregoing, on the date of the Closing, the Company will pay or cause to be paid the reasonable fees and disbursements of your special counsel which are reflected in the statements of such special counsel submitted to the Company in accordance with Section 4.7. The Company will also pay, promptly upon receipt of supplemental statements therefor, reasonable additional fees, if any, and disbursements of such special counsel in connection with the transactions hereby contemplated (including disbursements unposted as of the date of a statement to the extent such disbursements exceed estimated disbursements covered by prior statements).

15.2.	Survival.

The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

15.3.	Currency Rate Indemnity.

(a) Each payment under this Agreement or the Notes shall be made in Euros. Any obligation to make payments under this Agreement or the Notes in Euros will not be discharged or satisfied by any tender in any currency other than Euros, except to the extent such tender results in the actual receipt (after deduction of all fees and expenses relating to any conversion) by the party to which payment is owed of the full amount in Euros of all amounts due in respect of this Agreement or the Notes. If for any reason the amount in Euros, so received falls short of the amount in Euros, due in respect of this Agreement or the Notes, the Company, will, to the fullest extent permitted by law, immediately pay such additional amount in Euros, as may be necessary to compensate for the shortfall.

(b) To the extent permitted by applicable law, if any judgment or order expressed in a currency other than Euros is rendered for the payment of any amount owing in respect of this Agreement or the Notes, or in respect of a judgment or order of another court for the payment of any such amount, the party seeking recovery, after recovery in full of the aggregate amount to which such party is entitled pursuant to the judgment or order, will be entitled to receive immediately from the other party the amount of any shortfall of Euros received by such party as a consequence of sums paid in such other currency if such shortfall arises or results from any variation between the rate of exchange at which Euros are converted into the currency of the judgment or order for the purposes of such judgment or order and the rate of exchange at which such party is able, on the earliest practicable date after receipt of such currency, to purchase Euros with the amount of the currency of the judgment or order actually received by such party. The term “rate of exchange” includes, without limitation, any premiums and costs of exchange payable in connection with the purchase of, or conversion into, Euros.

The indemnity set forth in this Section 15.3 shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the Notes, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such holder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under any of the Agreements and the Notes or under any judgment or order.

15.4.	Certain Taxes.

The Company agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in the United States or Belgium or of any amendment of, or waiver or consent under or with respect to, this

Agreement or of any of the Notes, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 15 and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax required to be paid by the Company hereunder.

16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or Transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof; provided, however that the letter agreement, dated as of April 27, 2011, by and between Pricoa Investment Management, Inc. and the Company setting forth the principal terms of the financing contemplated by this Agreement shall survive the execution and delivery hereof and shall remain in full force and effect until either (a) the date the Notes are issued and sold, if no payment obligations arise under such letter agreement in connection with such issuance (such obligations, “Commitment Letter Obligations”), or (b) the date such Commitment Letter Obligations are satisfied in full in cash, if such payment obligations do so arise.

17.	AMENDMENT AND WAIVER.

17.1.	Requirements.

This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Majority Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any holder unless consented to by such holder in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount, if any, on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 15.3, 17, 20 or 22. To the extent permissible under Belgian law, the parties hereto expressly waive the provisions of Articles 568-580 of the Belgian Company Code and agree that those provisions shall not be applicable to the Notes.

17.2.	Solicitation of Holders of Notes.

(a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes or of any Subsidiary Guarantee. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or issue any guaranty, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes or any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security or guaranty is concurrently granted. on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

17.3.	Binding Effect, etc.

Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

17.4.	Notes held by Company, etc.

Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes or any Subsidiary Guarantee, or have directed the taking of any action provided herein or in the Notes or any Subsidiary Guarantee to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes, directly or indirectly, owned by the Company shall be deemed not to be outstanding.

18.	NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i) if to any holder of Notes, at their respective addresses specified for such communications in Schedule A, or at such other address as such holder shall have specified to the Company in writing, or

(ii) if to the Company, to the Company at Venecoweg 26, B-9810 Nazareth, Belgium, Attention: Chief Financial Officer, fax: +32 9 381 02 68, or at such other address as the Company shall have specified to the holders of Notes in writing.

Notices under this Section 18 will be deemed given only when actually received.

19.	REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by the Purchasers at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to the Purchasers, may be reproduced by each Purchaser by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by any such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise he admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

20.	CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to any holder of Notes by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such holder as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such holder prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such holder or any person acting on such holder’s behalf. (c) otherwise becomes known to such holder other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such holder under Section 7.1 that are otherwise publicly available. Each holder of Notes will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such holder in good faith to protect confidential information of third parties delivered to such holder, provided that such holder may deliver or disclose Confidential Information to (i) such holder’s directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by the Notes), (ii) such holder’s financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which such holder sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which such holder offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such holder, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about such holder’s investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such holder, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such holder is a party or (z) if an Event of Default has occurred and is continuing, to the extent such holder may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under the Notes and this Agreement.

Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

21.	SUBSTITUTION OF PARTIES.

21.1.	Substitution of Purchasers.

Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by delivery of (a) written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6 and (b) a Tax Status Certificate duly executed and delivered on the date of such substitution, in form and substance reasonably satisfactory to the Company. Upon receipt of such notice and Tax Status Certificate, wherever the word “Purchaser” is used in this Agreement (other than in this Section 21), such word shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers or assigns to such Purchaser all of the Notes (or causes the Purchaser to be the substitute holder of such Notes) then held by such Affiliate, upon receipt by the Company of written notice of such Transfer and a Tax Status Certificate of such Purchaser (as contemplated in the preceding sentence of this Section 21), wherever the word “Purchaser” is used in this Agreement (other than in this Section 21), such word shall no longer be deemed to refer to such Affiliate, but shall refer to the original Purchaser, and such original Purchaser shall have all the rights of an original holder of the Notes under this Agreement.

21.2.	Substitution of Issuer.

Notwithstanding the provisions of Section 23.1, the Company may, at any time after the Series B Guaranteed Senior Notes due July 28, 2011 issued under the 2004 Note Purchase Agreement are paid in full, cause Omega Pharma Capital N.V., a company incorporated with limited liability in Belgium, to be substituted and become directly liable as an issuer of the obligations evidenced by the Notes, and to cause such Subsidiary to assume the obligations of the Company to pay the principal, interest and Make-Whole Amount, if any, on the Notes (such Subsidiary being referred to herein as the “Substitute Issuer”), so long as each of the following requirements are satisfied as of the Substitute Issuer Date (as defined below):

(a) the Substitute Issuer is a company incorporated with limited liability in Belgium and is a Wholly-Owned Subsidiary of Omega Pharma N.V.;

(b) (i) each of the Company and the Substitute Issuer shall have entered into an assumption and amendment agreement (as amended from time to time, the “Assumption and Amendment Agreement”) in form and substance satisfactory to the holders of Notes (the date of the effectiveness of such assumption and amendment, to occur on an Interest Payment Date, referred to herein as the “Substitute Issuer Date”) pursuant to which the Substitute Issuer shall have assumed all of the Company’s obligations under this Agreement and the Notes, and this Agreement and the Notes shall have been amended as necessary or appropriate in connection with such assumption in order to preserve the intent of this Agreement and the protection afforded the holders of Notes (including the addition of a covenant that the Substitute Issuer will at all times remain a Wholly-Owned Subsidiary of Omega Pharma N.V.), (ii) the Company shall have unconditionally guarantied the payment and performance by the Substitute Issuer of its obligations in respect of the Notes and this Agreement pursuant to a guaranty agreement (containing an indemnity substantially similar to that referred to in Section 21.3 below) in form and substance satisfactory to the holders of Notes (as amended from time to time, the “Parent Guarantee”) and (iii) the Subsidiary Guarantors shall have reaffirmed their obligations under their respective Subsidiary Guarantees pursuant to an agreement in form and substance satisfactory to the holders of Notes and, after giving effect to such assumption and guaranty on the Substitute Issuer Date, the obligations of each Subsidiary Guarantor shall continue to be legal, valid and binding obligations of such Subsidiary Guarantor enforceable in accordance with their terms, and such obligations shall not be impaired by such assumption by the Substitute Issuer or guaranty by the Company;

(c) no Default or Event of Default shall be in existence and continuing immediately prior to, or immediately after giving effect to, such assumption and guaranty;

(d) except to the extent modified in the Assumption and Amendment Agreement and the Parent Guarantee, the representations and warranties contained in Section 5 hereof shall be deemed to have been made by the Substitute Issuer and the Company mutatis mutandis on the Substitute Issuer Date and all of such representations and warranties shall be true and correct on the Substitute Issuer Date (and relevant Schedules to this Agreement shall be updated to the extent necessary);

(e) the Substitute Issuer shall have delivered to the holders of the Notes documents relating to the Substitute Issuer of substantially the same character and scope as the documents relating to the Company and delivered pursuant to Section 4.3 and Section 4.12 of this Agreement;

(f) the Substitute Issuer shall have obtained or caused to be obtained a private placement number for the Notes issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) and the holders of the Notes, at such Substitute Issuer Date, shall have been informed of such private placement numbers;

(g) each of the Substitute Issuer and the Company shall have caused to be delivered to each holder of Notes opinions of internationally recognized independent New York and Belgium counsel selected by the Substitute Issuer and the Company, in form and substance satisfactory to the Majority Holders;

(h) after giving effect to such assumption, the Notes shall not be classified as a non-admitted asset or required to be included in any “basket” investment provision of any insurance law applicable to any of the holders of Notes;

(i) the Substitute Issuer shall have delivered to each holder Tax Status Certificates (if required under applicable law) and any other Forms or documents (if any) necessary so that income on the Notes is subject to the same tax treatment after giving effect to the Assumption Agreement and Parent Guarantee as was in effect immediately prior thereto, and shall have provided such information as any holder shall request to enable it to properly file or submit such Tax Status Certificates, Forms and/or documents to the appropriate Governmental Authorities; and

(j) the Substitute Issuer shall have delivered to each holder of Notes new Notes reflecting such Substitute Issuer as the maker thereof of the same tenor and with the same terms as the Notes held by such holder at the time of such assumption, against delivery by such holder of its then-existing Notes or a lost note affidavit in lieu thereof.

21.3.	Indemnification in Connection with Substitution of Issuer.

The Substitute Issuer hereby indemnifies and holds harmless (on a joint and several basis with Omega Pharma N.V. pursuant to the Parent Guarantee), on an after-tax basis, each holder of Notes for any tax or other liability, damage, loss, cost or expense that would not have arisen but for the assumption by the Substitute Issuer of the obligations of the Company under this Agreement and the Notes or the guaranty of such obligations by the Company.

22.	PAYMENT FREE AND CLEAR.

All payments by the Company in respect of the Notes or this Agreement shall be made under all circumstances without setoff, counterclaim or reduction for, and free from and clear of, and without deduction for or because of, any and all present or future taxes, levies, imposts. duties, fees, charges, deductions, assessments, withholding, restrictions or conditions of any nature whatsoever (the “Covered Taxes”) imposed, levied, collected, assessed or withheld by or within the jurisdiction of incorporation of (or if different, the jurisdiction in which the Company is treated as resident for tax purposes), or the jurisdiction from or through which payment is made by (the “Applicable Jurisdiction”), the Company. If the Company does not pay, cause to be paid or remit payments due hereunder free from and clear of Covered Taxes, then the Company shall forthwith pay each holder of the Notes such additional amounts (the “Tax Indemnity Amounts”) as may be necessary in order that the net amount of every payment made to each holder of Notes, after provision for payment of such Covered Taxes (and any interest and penalties relating thereto and any United States federal income taxes payable by the holder with respect to such Tax Indemnity Amounts), shall be equal to the amount which such holder would have received had there been no deduction, withholding or other restriction or condition, provided that, in no event shall the Company be obligated to make payment of any Tax Indemnity Amount to any holder not resident in the United States in excess of the amount which the Company would have been obligated to pay if (a) authorization could have been obtained under the double tax treaty between the United States and the Applicable Jurisdiction of the Company in force at the relevant time (the “U.S. Treaty”) for the Company to make the payment from which such Covered Taxes were deducted or withheld either without deduction or withholding of such Covered Taxes or with deduction or withholding of a lesser amount in respect of such Covered Taxes had the Notes held by such holder been beneficially owned at all relevant times by Persons who were resident in the United States for the purposes of the U.S. Treaty, and (b) the Company had made the minimum deduction or withholding which it would have been lawfully entitled to do pursuant to such authorization. Notwithstanding the provisions of this Section 22, no such Tax Indemnity Amounts shall be payable for or on account of:

(i) any tax, assessment or other governmental charge which would not have been imposed but for the existence of any present or former connection (other than the mere holding of the relevant Note or the receipt of any payments in respect thereof or activities incidental thereto (including without limitation, enforcement thereof)) between such holder (or a fiduciary, settlor, beneficiary, member of, shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation, or any Person other than the holder to whom the relevant Note or any amount payable thereon are attributable for the purposes of such tax, assessment or charge) and the Applicable Jurisdiction or any political subdivision or territory or possession thereof or therein or area subject to its jurisdiction, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor or Person other than such holder) being or having been a citizen or resident thereof, being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein, provided that this exclusion shall not apply with respect to a Tax that would not have been imposed but for the Company, after the Effective Date, opening an office in, moving an office to, reincorporating in, or changing the Applicable Jurisdiction from or through which payments on account of this Agreement or the Notes are made to, the Applicable Jurisdiction imposing the relevant Tax;

(ii) estate, inheritance, gift, sale, transfer, personal property of similar tax, assessment or other governmental charge;

(iii) any tax, assessment or other governmental charge that is imposed or withheld by reason of either (A) the failure to use reasonable efforts to comply by such holder or any other Person mentioned in clause (i) above with the written request of the

Company addressed to the holder to provide information concerning the nationality, residence or identity of such holder or such other Person or, information as to if, and where, any declaration of residence or other claim or reporting requirement described in clause (B) hereof has been made by such holder or other Person or (B) the failure, notwithstanding its practical ability, by such holder or any other Person mentioned in clause (A) above to:

(1) in the case where the Applicable Jurisdiction is Belgium, execute and deliver Tax Status Certificates as set forth in Section 6.3, provided that this clause shall only be applicable in situations where a holder has failed to deliver Tax Status Certificates following delivery by the Company of the notice of reminder required by Section 6.3(b) or (c), as applicable; or

(2) in any other case, make such declaration of residence or other claim or comply with such reporting requirement as is notified by the Company as being required by a statute, treaty or regulation of the Applicable Jurisdiction, (so long as (i) such request does not impose an unreasonable burden in time, resources or otherwise on such holder and (ii) such failure could have been lawfully avoided by such holder), provided that such holder shall be deemed to have satisfied the requirements of this subparagraph (2) upon the good faith completion and submission of the appropriate forms, certificates, documents, applications or other reasonably required evidence (collectively, “Forms”) that correctly set forth the information so required by the Applicable Jurisdiction and it being understood that (x) no such request or notification has been made by the Company on or prior to the date of Closing and (y) each holder or other Person that receives a written request or notification from the Company (which written request shall be accompanied by a copy of such Forms and all applicable instructions and, if any such Forms or instructions shall not be in the English language, an English translation thereof) pursuant to this clause (iii) shall have at least 45 days to respond to such request or notification;

(iv) any tax, assessment or other governmental charge that is imposed or withheld by reason or as a result of the Transfer of any Note other than in accordance with Section 13; or

(v) any combination of clauses (i), (ii), (iii) and/or (iv) above.

If the Company makes payment of Tax Indemnity Amounts and a recipient thereof subsequently receives a refund in respect thereof in whatever jurisdiction (a “Tax Refund”), and such recipient is able to readily identify the Tax Refund as being attributable to the Covered Taxes with respect to which the Tax Indemnity Amounts are paid, then such recipient shall, to the extent it can do so without prejudicing the retention of such Tax Refund, reimburse the Company such amount as it shall determine, in its sole discretion exercised in good faith, to be the proportion of the Tax Refund as will leave such recipient, after the reimbursement, in no better or worse position than it would have been in if payment of the Tax Indemnity Amounts had not been required, provided that (x) no Default or Event of Default exists and is continuing at the time of such request and (y) the Company, upon the request of such recipient, agrees to return to such recipient the portion of the Tax Refund paid over to the Company in the event such recipient is legally required to repay such Tax Refund to such Applicable Jurisdiction.

If the Company makes payment of a Covered Tax for the account of any holder and such holder is entitled to a Tax Refund with respect to such tax upon the filing of one or more forms, then such holder shall, as soon as reasonably possible after receiving written request from the Company (which shall specify in reasonable detail and supply the forms to be filed, which forms shall be accompanied by a translation into English if not in English) duly complete and deliver such forms to or as directed by the Company.

The Company will promptly furnish each holder of Notes receiving payments of Tax Indemnity Amounts under this Section 22 copies of the official receipt (or a duly certified copy of the original receipt) issued by the relevant taxation or other authorities involved for all amounts deducted or withheld (and paid over to such authorities) in respect of Covered Taxes (or, if such a receipt is not available from such authorities, such other evidence with respect to such amounts deducted or withheld as any holder of Notes may reasonably request).

Nothing in this Section 22 shall (i) require, or be deemed to require, the disclosure by any holder of Notes of any confidential or proprietary information, either directly or indirectly, to any Person, or any holder to account for any indirect taxation benefits arising from the deduction or withholding of any Covered Tax, (ii) interfere with the right of any holder to arrange its tax affairs in whatever manner it chooses or (iii) require any holder of Notes to give precedence to an application for tax credits or Tax Refunds related to this Agreement or the Notes, where to give such precedence would preclude any such holder’s ability to apply for any other tax credit or similar tax refund. The Company shall (a) reimburse each holder of Notes for such holder’s reasonable out-of-pocket expenses, if any, incurred in complying with any request under this Section 22 and (b) provide to any holder of Notes upon written request sufficient numbers of forms for filing with the appropriate Applicable Jurisdiction, any instructions relating thereto, and such other information relating to the Company as is required in connection with such written request (which forms and instructions shall be accompanied by translations into English if not in English).

Notwithstanding any other provision in this Section 22, if any Note is transferred or assigned or a new holder is substituted (such that a new owner and/or holder is established hereunder) other than in accordance with Section 13.3, then the holder of such Note shall not be entitled to receive any Tax Indemnity Amounts under this Section 22 with respect to Covered Taxes relating to interest scheduled to be paid on the Interest Payment Date immediately following such Transfer to the extent that such Covered Taxes would not have been imposed in the absence of such Transfer.

Without prejudice to the survival of any other agreement of the Company hereunder, the agreements contained in this Section 22 shall survive the payment in full of the Notes and all of the Company’s other obligations and the termination of all of its other commitments hereunder.

23.	MISCELLANEOUS.

23.1.	Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

23.2.	Payments Due on Non-Business Days.

Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

23.3.	Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

23.4.	Construction.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

23.5.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

23.6.	Governing Law.

THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING

CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

23.7.	Submission to Jurisdiction, Service of Process.

THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY NOTE, OR ANY ACTION OR PROCEEDING TO EXECUTE OR OTHERWISE ENFORCE ANY JUDGMENT IN RESPECT OF ANY BREACH THEREOF, BROUGHT BY ANY HOLDER OF A NOTE AGAINST THE COMPANY OR ANY OF ITS PROPERTY, MAY BE BROUGHT BY SUCH HOLDER OF A NOTE IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY NEW YORK STATE COURT SITTING IN THE COUNTY OF NEW YORK AS SUCH HOLDER OF A NOTE MAY IN ITS SOLE DISCRETION ELECT, AND, BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, FOR THE LIMITED PURPOSES SET FORTH ABOVE, THE COMPANY IRREVOCABLY SUBMITS TO THE JURISDICTION OF EACH SUCH COURT, AND AGREES THAT PROCESS SERVED EITHER PERSONALLY OR BY REGISTERED MAIL SHALL, TO THE EXTENT PERMITTED BY LAW, CONSTITUTE ADEQUATE SERVICE OF PROCESS IN ANY SUCH SUIT. WITHOUT LIMITING THE FOREGOING, THE COMPANY HEREBY APPOINTS, IN THE CASE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY NEW YORK STATE COURT SITTING IN THE COUNTY OF NEW YORK, CT CORPORATION SYSTEM, WITH OFFICES ON THE DATE HEREOF AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011, SUBJECT TO THE. LIMITATIONS SET FORTH IN THIS SECTION 23.7, AS ITS AGENT TO RECEIVE, FOR IT AND ON ITS BEHALF, SERVICE OF PROCESS IN THE STATE OF NEW YORK WITH RESPECT THERETO, PROVIDED THE COMPANY MAY APPOINT ANY OTHER PERSON, REASONABLY ACCEPTABLE TO THE MAJORITY HOLDERS, WITH OFFICES IN THE STATE OF NEW YORK TO REPLACE SUCH AGENT FOR SERVICE OF PROCESS UPON DELIVERY TO EACH HOLDER OF AN AGREEMENT REASONABLY ACCEPTABLE TO THE MAJORITY HOLDERS OF SUCH NEW AGENT AGREEING SO TO ACT. IN ADDITION, THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY NOTE BROUGHT IN SAID COURTS, AND HEREBY IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. PURSUANT TO SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, AND WITHOUT IN ANY WAY LIMITING THE PRECEDING CONSENTS TO JURISDICTION AND VENUE, THE PARTIES HERETO INTEND (AMONG OTHER THINGS) TO AVAIL THEMSELVES OF THE BENEFIT OF SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK AND RULE 327(B) OF THE CIVIL PRACTICE LAW AND RULES OF

THE STATE OF NEW YORK. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY HOLDER OF A NOTE TO SERVE ANY WRITS, PROCESS OR SUMMONSES, IN ANY MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER THE COMPANY, IN SUCH OTHER JURISDICTION, AND IN SUCH MANNER, AS MAY BE PERMITTED BY APPLICABLE LAW.

23.8.	Waiver of Jury Trial.

EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

23.9.	Language.

Each instrument, certificate, statement, legal opinion, undertaking, financial statement, report or other document referred to herein or to be delivered hereunder shall be in the English language, or, if not in the English language, accompanied by an English translation certified by a Responsible Officer of the Company as correct in a manner reasonably satisfactory to the Majority Holders.

This Agreement and the Notes have been prepared and signed in English and the Company agrees that the English version of this Agreement and the Notes shall be the only version valid for the purpose of the interpretation and construction hereof or thereof notwithstanding the preparation of any translation into another language of this Agreement or the Notes, whether official or otherwise or whether prepared in relation to any proceedings which may be brought in Belgium, or elsewhere in respect of this Agreement or the Notes.

23.10.	Dates and Times.

All dates and times referred to in this Agreement, the Notes and all other documents related hereto shall, unless the context requires otherwise, be references to dates and times as they have occurred, or will occur, in New York, New York.

23.11.	Accounting Matters.

All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, all computations made pursuant to this Agreement shall be made in accordance with GAAP, and all financial statements shall be prepared in accordance with GAAP. Notwithstanding anything to the contrary herein, for purposes of determining compliance with the covenants in this Agreement, any election by the Company or any Subsidiary to measure any portion of a non-derivative financial liability at fair value (as permitted by IAS 39 or any similar accounting standard), other than to reflect any hedging of such non-derivative financial liability (including both interest rate and foreign currency hedges), shall be disregarded and such determination shall be made as if such election had not been made.

* * * * *

Each Purchaser that it in agreement with the foregoing shall sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between such Purchaser and the Company.

Very truly yours,

OMEGA PHARMA N.V.

By:	/s/ Barbara De Saedeleer
Name: Barbara De Saedeleer
Title: Special attorney-in-fact

[Signature page to Note Purchase Agreement – Omega Pharma N.V.]

The foregoing is hereby

agreed to as of the

date thereof.

THE PRUDENTIAL INSURANCE COMPANY
OF AMERICA

By:	/s/ Josh Shipley
	Name:	Josh Shipley
	Title:	Vice President

[Signature page to Note Purchase Agreement – Omega Pharma N.V.]

SCHEDULE A

INFORMATION RELATING TO PURCHASERS

Purchaser Name	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
Name in Which Note is Registered	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

Note Registration Number; Series: Principal Amount	R-1; €135,043,889

Payment on Account of Note

Method	Swift Funds Transfer

Account Information

JP Morgan AG, Frankfurt

Account Name: JP Morgan Chase Bank N.A., London CHASGB2L

Account Number: 6231400604

Swift Code: CHASDEFX

IBAN Number: GB24CHAS60924225491221

FFC Beneficiary Account Name: PGF-INC-EUR

FFC Beneficiary Account Number: 25491221

Ref: See “Accompanying Information” below

Accompanying Information	Name of Issuer:	OMEGA PHARMA NV

	Description of Security:	5.1045% Guaranteed Senior Notes due July 28, 2023

PPN:

	Security No.:	INV10566

Due date and application (as among principal, interest and Make-Whole Amount) of the payment being made.

Address/Fax for Notices Related to Payments	The Prudential Insurance Company of America c/o Investment Operations Group Gateway Center Two. 10th Floor 100 Mulberry Street Newark, NJ 07102-4077 Attn: Manager, Billings and Collections

Recipient of telephonic prepayment Notices: Manager, Trade Management Group Telephone: (973) 367-3141 Facsimile: (888) 889-3832

Schedule A-1

Purchaser Name	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
Address for All Other Notices	The Prudential Insurance Company of America c/o Prudential Capital Group Two Prudential Plaza, Suite 5600 180 N. Stetson Avenue Chicago, IL 60601 Attn: Managing Director, PR1COA

Instructions re: Delivery of Notes	Prudential Capital Group Two Prudential Plaza, Suite 5600 180 N. Stetson Avenue Chicago, IL 60601 Attn: Armando M. Gamboa, Esq. (312-540-4203)

Signature Block	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:
Name:
Title: Vice President

Tax Identification Number	22-1211670

Schedule A-2

SCHEDULE B

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Acceptable Bank” means a commercial bank or trust company which has a rating of A or higher by Standard & Poor’s Finance Services or A-2 or higher by Moody’s Investors Service, Inc. for its long term senior unsecured debt obligations.

“Additional Covenants” is defined in Section 9.10(a).

“Additional Subsidiary Guarantor” means each Subsidiary of the Company which after the Closing either guarantees the obligations of the Company under any Principal Credit Facility or is an obligor under any such Principal Credit Facility.

“Affiliate” means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” for purposes of this definition means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Applicable Jurisdiction” is defined in Section 22.

“Appropriate Number” means with respect to any holder as of the date on which a Tax Status Certificate is delivered by such holder pursuant to Section 6.3(a) or (b), the number of Interest Payment Dates (without double counting) that will occur after such date with respect to the Notes held by such holder, assuming that such Notes are not prepaid prior to their scheduled maturity dates.

“Approved Jurisdiction” means the United States and any Member State of the European Union as at January 1, 2004 (except Greece).

“Approved Subsidiary Guarantor” means any Subsidiary Guarantor incorporated in England or Scotland and any other Subsidiary Guarantor for which both of the following conditions have been satisfied: (i) the liability of such Subsidiary Guarantor under the Subsidiary Guarantee is not subject to any statutory limits on liability that are not equally applicable to all other indebtedness for borrowed money of such Subsidiary Guarantor and (ii) the holders have received a legal opinion, in form and substance satisfactory to Majority Holders, opining that in the event of an insolvency or bankruptcy proceeding involving such Subsidiary Guarantor under the laws of the jurisdiction of its incorporation, the obligations of the Subsidiary Guarantor under the Subsidiary Guarantee Agreement would rank at least pari passu with the other unsecured and unsubordinated indebtedness for borrowed money of such Subsidiary Guarantor.

Schedule B-1

“Assumption and Amendment Agreement” is defined in Section 21.2(b).

“Bank Facility” means the €600 million Facility Agreement dated 1 December 2006, among the Company, the Original Guarantors, ING Bank NV, as agent, and the lenders party thereto, as amended, restated or otherwise modified from time to time, and any bank facility or facilities entered into, from time to time, to refinance any such facilities.

“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, U.S. Department of Treasury (“OFAC”) or (b) a department, agency or instrumentality of, or a Person otherwise controlled by or acting on behalf of, directly or indirectly, (i) any Person described in clause (a) of this definition or (ii) the government of a country subject to comprehensive U.S. economic sanctions administered by OFAC (currently Iran, Sudan, Cuba, Burma, Syria and North Korea).

“Business Day” means (a) for the purposes of Section 8.7 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, or a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer Payment System (or any successor thereto) is not open for the settlement of payments in Euros, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City or Brussels, Belgium are required or authorized to be closed, or a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer Payment System (or any successor thereto) is not open for the settlement of payments in Euros.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Cash and Cash Equivalents” means at any time:

(a) cash in hand or on deposit with a bank with a maturity of one year or less;

(b) certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(c) any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, Switzerland or a member state of the European Union (excluding Greece and any country that became a member state thereof after January 2004) or by an instrumentality or agency of any of them having a credit rating equivalent to the rating of the member state of which it is an instrumentality or agency, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(d) commercial paper not convertible or exchangeable to any other security:

(i) for which a recognised trading market exists;

Schedule B-2

(ii) issued by an issuer incorporated in the United States of America, Switzerland or a member state of the European Union (excluding Greece and any country that became a member state thereof after January 2004);

(iii) which matures within one year after the relevant date of calculation; and

(iv) which, at the time of acquisition, has a credit rating of either A-1 or higher by Standard & Poor’s Finance Services or P-1 or higher by Moody’s Investors Service, Inc, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(e) sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialised equivalent); or

(f) shares of the Company which have been repurchased by a member of the Group and held by a member of the Group, provided that (i) such shares shall be valued at the lower of acquisition cost and market value and (ii) the aggregate value of such shares allowed to be included pursuant to this clause (f) shall not exceed the lower of (x) €15,000,000 (or its equivalent in other currencies) and (y) the maximum value of such shares that is expressly allowed to be used under the Bank Facility to determine net indebtedness for purposes of the financial covenants in the Bank Facility;

in each case, to which any member of the Group is beneficially entitled at that time, which is unencumbered and which is capable of being applied against liabilities under this Agreement (including without limitation, due to the absence or non-applicability of any legal or monetary restrictions on the movement thereof).

“Change of Control” is defined in Section 8.9(c).

“Change of Control Notice” is defined in Section 8.9(a).

“Change of Control Prepayment Date” is defined in Section 8.9(a).

“Closing” is defined in Section 3.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Commitment Letter Obligations” is defined in Section 16.

“Company” means Omega Pharma N.V., a company incorporated with limited liability in Belgium.

“Confidential Information” is defined in Section 20.

Schedule B-3

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Consolidated EBITDA” for the Company and its Subsidiaries shall mean, for any period, the sum without duplication of (i) Consolidated Net Income, (ii) to the extent deducted in determining Consolidated Net Income, Consolidated Net Interest Expense, (iii) to the extent deducted in determining Consolidated Net Income, income taxes, (iv) to the extent deducted in determining Consolidated Net Income, depreciation and amortization (including consolidation differences and goodwill), and (v) to the extent deducted in determining Consolidated Net Income, other non-cash charges, all determined on a consolidated basis in accordance with GAAP, in each case before taking into account any items treated as exceptional or extraordinary items; provided that if, during any period for which Consolidated EBITDA is being determined, the Company or a Subsidiary has completed an acquisition or divestiture then Consolidated EBITDA shall include the pro forma effect of such acquisition or divestiture as if such transaction had occurred at the beginning of the relevant period.

“Consolidated Net Debt” means the total of all Indebtedness, minus all Cash and Cash Equivalents, of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means for any period the consolidated net income (or loss) of the Company and its Subsidiaries, all determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Interest Expense” means, for any period, the aggregate amount of the accrued interest, commission, fees, discounts, prepayment penalties or premiums and other finance payments in respect of Indebtedness whether paid, payable or capitalised by the Company or any of its Subsidiaries in respect of that period:

(a) excluding any such obligations owed to the Company or any Subsidiary;

(b) including the interest element of leasing and hire purchase payments;

(c) including any accrued commission, fees, discounts and other finance payments payable by the Company or any Subsidiary under any interest rate hedging arrangement;

(d) deducting any accrued interest, commission, fees, discounts, prepayment penalties, premiums or other finance payments received or receivable by the Company or any Subsidiary from any bank or financial institution.

“Consolidated Net Worth” means, at any time, the amount which would be shown as stockholders’ equity on a consolidated balance sheet of the Company and its Subsidiaries as at such time, prepared in accordance with GAAP and adjusted as necessary to exclude any amounts reflected as minority interests.

“Consolidated Total Assets” means the total assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

Schedule B-4

“Covered Taxes” is defined in Section 22.

“Default Rate” means that rate of interest for the Notes that is the greater of (a) 2.00% per annum above the rate of interest for the Notes stated in clause (a) of the first paragraph of such Notes or (b) 2.00% over the rate of interest publicly announced by Citibank N.A. in New York, New York as its “base” or “prime” rate.

“Effective Date” is defined in Section 3.

“Environmental Laws” means any and all United States Federal, state, local, and any and all non-United States (including, without limitation, Belgium) statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including, but not limited, to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“EUR” and “Euro” and “€” mean the lawful currency of the European Monetary Union.

“Event of Default” is defined in Section 11.

“Facility Covenant Loosening” is defined in Section 9.10(b).

“Financial Covenant” means any covenant (whether set forth as a covenant, undertaking, event of default, restriction or other such provision) that requires any one or more of the Company and its Subsidiaries to achieve or maintain a stated level of financial condition or performance and includes, without limitation:

(a) any requirement that any such Person maintain a specified level of net worth, shareholders’ equity, total assets, cash flow or net income;

(b) any requirement that any such Person maintain any relationship of any component of its capital structure to any other component thereof (including without limitation, the relationship of indebtedness, senior indebtedness or subordinated indebtedness to total capitalization or to net worth); or

(c) any requirement that any such Person maintain any measure of its ability to service its indebtedness (including, without limitation, exceeding any specified ratio of revenues, cash flow or net income to indebtedness, interest expense, rental expense, capital expenditures and/or scheduled payments of indebtedness).

Schedule B-5

For the avoidance of doubt, any covenant similar to the covenants set forth in Section 10.4 and 10.5 shall be deemed to be a Financial Covenant.

“Foreign Pension Plan” means any plan, fund (including without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“GAAP” means (a) with respect to the Company, the Group and any Subsidiary located and incorporated in Belgium, accounting principles and practices generally accepted in Belgium and applicable to them from time to time (and for accounting matters not covered and following adoption thereof by the Company, International Accounting Standards shall apply) and (b) with respect to any other company, generally accepted accounting principles, standards and practices applicable to such company in its jurisdiction of incorporation.

“Governmental Authority” means

(a) the government of

(i) Belgium or other political subdivision thereof, or

(ii) the United States of America or any State or other political subdivision thereof, or

(iii) any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Group” means the Company and its Subsidiaries, from time to time.

“guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such indebtedness or obligation or any property constituting security therefor;

(b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

Schedule B-6

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any guaranty, the indebtedness or other obligations that are the subject of such guaranty shall be assumed to be direct obligations of such obligor.

“Half Year-End Date” means, for so long as the Company’s financial year ends on December 31, June 30 of any year, and in the event that the Company changes its financial year, the day which is six months from the last day of the Company’s financial year and

“Half-Year Period” means the six-month period during each financial year ending on a Half Year-End Date or a Year-End Date.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable Environmental Law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

“Improved Covenants” is defined in Section 9.10(a).

“Incorporated Covenants” is defined in Section 9.10(a).

“Indebtedness” with respect to any Person means, at any time, without duplication,

(a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preference Shares;

(b) its liabilities for the deferred purchase price of property acquired by such Person where such deferral is for a period in excess of 90 days (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;

Schedule B-7

(d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e) all obligations for reimbursement in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (other than obligations with respect to letters of credit securing obligations (other than obligations set out in (a) - (c) above) entered into in the ordinary course of business to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the 30th day following payment of the letter of credit); and

(f) any guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (e) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (f) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“INHAM Exemption” is defined in Section 6.2(e).

“Institutional Investor” means (i) any original purchaser of Notes, (ii) any holder of more than 10% of the aggregate principal amount of the Notes then outstanding, and (iii) any bank, trust company, other financial institution, pension plan, investment company, insurance company, or similar financial institution or entity, regardless of legal form.

“Interest Payment Date” with respect to any Note, means the 28th day of January and July in each year until the final scheduled maturity date for such Note, commencing with January 28, 2012.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest, or other encumbrance, or any interest or title of any vendor, lessor, lender or secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease with respect to any property or asset of such Person (including in the case of stock, any purchase option, call or similar right of a third party with respect to such securities).

“Majority Holders” means, at any time, the holders of greater than 50% in aggregate principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Make-Whole Amount” is defined in Section 8.7.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business or financial condition of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes or (c) the validity or enforceability of this Agreement, the Notes or any Subsidiary Guarantee.

Schedule B-8

“Pro Rata Share” means an amount equal to the total amount of proceeds being applied to the prepayment of Indebtedness under clause (ii) of Section 10.3(d) multiplied by a fraction,

“Material Subsidiary” means any Subsidiary which accounts for more than (i) 5% of the consolidated assets of the Company and its Subsidiaries or (ii) 5% of consolidated revenue of the Company and its Subsidiaries.

“Memorandum” is defined in Section 5.3.

“Midnight” means as of any date, 12:00 midnight, or 00:00 Universal Time, in New York, New York.

“NAIC Annual Statement” is defined in Section 6.2(a).

“Net Proceeds Amount” means, with respect to any sale, lease or disposition of property by any Person, an amount equal to the result of (a) the aggregate amount of the consideration (valued at the fair market value of such consideration at the time of the consummation of such sale, lease or disposition) received by such Person in respect of such sale, lease or disposition, minus (b) all out-of-pocket costs and expenses incurred by such Person in connection with, and out-of-pocket taxes in respect of, such sale, lease or disposition.

“New Covenants” is defined in Section 9.10(a). “Notes” is defined in Section 1(a).

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Optional Subsidiary Guarantor” is defined in Section 9.7(c). “Original Subsidiary Guarantor” is defined in Section 1(b). “Parent Guarantee” is defined in Section 21.2(b).

“PBGC” means the United States Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

“Preference Shares” means any class of share capital of a corporation that is preferred over any other class of share capital of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.

“Principal Credit Facility” means each of the Bank Facility, the 2004 Note Facility, and any other credit, bond or note facility with an amount borrowed, or availability thereunder for borrowing, of €75,000,000 (or its equivalent in other currencies) or more.

“Pro Rata Share” means an amount equal to the total amount of proceeds being applied to the prepayment of Indebtedness under clause (ii) of Section 10.3(d) multiplied by a fraction, the numerator of which is the aggregate outstanding principal amount of the Notes then outstanding and the denominator of which is the aggregate outstanding principal amount of Indebtedness of the Group (including, without duplication, the Notes) that is being prepaid.

Schedule B-9

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PTE” is defined in Section 6.2(a).

“QPAM Exemption” is defined in Section 6.2(d). “Response Date” is defined in Section 8.9(a).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Rolling Twelve Months” means, as of any date, a period of two consecutive Half-Year Periods then most recently ended treated as a single accounting period.

“Sale of Assets Notice” is defined in Section 8.8.

“Sale of Assets Prepayment Date” is defined in Section 8.8.

“Securities Act” means the United States Securities Act of 1933, as amended from time to time.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“Shareholder Failure” is defined in Section 8.10(a).

“Shareholder Failure Notice” is defined in Section 8.10(a).

“Shareholder Failure Prepayment Date” is defined in Section 8.10(a). “Shareholder Failure Response Date” is defined in Section 8.10(a). “Source” is defined in Section 6.2.

“Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Subsidiary Guarantees” means the guarantees issued pursuant to the Subsidiary Guarantee Agreements.

Schedule B-10

“Subsidiary Guarantee Agreements” is defined in Section 1(b).

“Subsidiary Guarantor” is defined in Section 1(b).

“Substitute Issuer” is defined in Section 21.2.

“Substitute Issuer Date” is defined in Section 21.2(b).

“Tax Indemnity Amount” is defined in Section 22.

“Tax Refund” is defined in Section 22.

“Tax Status Certificate” is defined in Section 6.3.

“Transfer” means the transfer, assignment or beneficial conveyance of any Note by the registered holder thereof.

“Treaty” is defined in Section 22.

“2004 Facility Trigger Date” means the date that is the earlier of (A) the date on which the 2004 Notes are paid in full and (B) the date that section 10.6(a) and section 10.6(i) of the 2004 Note Purchase Agreement are amended to conform in form and substance to the terms of Section 10.6(a)(ii) and 10.6(i)(B) of this Agreement.

“2004 Note Facility” means the senior note facility under 2004 Note Purchase Agreement

“2004 Note Purchase Agreement” means the Note Purchase Agreement, dated as of July 27, 2004, by and among the Company and the holders from time to time of the 2004 Notes, as amended, restated or otherwise modified from time to time, and any senior note facility or facilities entered into, from time to time, to refinance such facility.

“2004 Notes” means the senior notes issued under the 2004 Note Facility. “U.S. Treaty” is defined in Section 22.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary 100% of all of the equity interests (except directors qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

“Year-End Date” means, for so long as the Company’s financial year ends on December 31, December 31 of any year, and in the event that the Company changes its financial year, the last day of the Company’s financial year.

Schedule B-11

SCHEDULE 5.4

Subsidiaries of the Company and Ownership of Subsidiary Shares

ACO Hud AB	100%
Box 622 - 194 26 Upplands Vasby (Sweden)
ACO Hud Nordic AB	100%
Box 622 - 194 26 Upplands Vasby (Sweden)
ACO Hud Norge AS	100%
Okern Bus 95 - NO-0509 Oslo (Norway)
ACO Pharma OY	100%
Gardsbrinken lA - FI02240 Esbo (Finland)
AdriaMedic SA	100%
Zare Ouest - 4384 Ehlerange (Luxembourg)
Adriatic BST d.o.o.	100%
Verovgkova ulica 55 - 1000 Ljubljana (Slovenia)
Adriatic Distribution d.o.o.	100%
Ljubostinjska 2/C5 - 1100 Belgrado (Serbia)
Aktif Kisisel Bakim ye Saklik Oranleri Dagitim Ticaret Ltd. Sirketi	100%
Serif Ali Mah. Emin Sok 15. Y. Dudullu Umraniye - 34000 Istanbul (Turkey)
Auragen Pty Ltd	100%
Units # 48, 49, 50 and 51, N°7, Narabang Way, Belrose NSW 2085 (Australia)
Aurios Pty Ltd	100%
Units # 48, 49, 50 and 51, N°7, Narabang Way, Belrose NSW 2085 (Australia)
Aurora Pharmaceuticals Ltd	100%
Units # 48, 49, 50 and 51, N°7, Narabang Way, Belrose NSW 2085 (Australia)
Belgian Cycling Company NV	100%
Venecoweg 26 - 9810 Nazareth (Belgium)
Bional France SARL	100%
Avenue de Lossburg 470 - 69480 Anse (France)
Bional international BV	100%
Tolhusleane 11-15 - 8401 GA Gorredijk (the Netherlands)
Bional Nederland BV	100%
Tolhusleane 11-15 - 8401 GA Gorredijk (the Netherlands)
Biover NV	100%
Monnikenwerve 109 - 8000 Brugge (Belgium)
Bittner Pharma LLC	100%
Novinskiy Boulevard 31 - 12342 Moskou (Russia)
Carecom International SA	100%
Akara Building - 24 De Castro Street Wickhams Cay I
Road Town Tortola (British Virgin Islands)
Chefaro Ireland Ltd	100%
Farnham Drive - Finglas Road - Dublin 11 (Ireland)
Chefaro Nederland BV	100%
Keileweg 8 - 3029 BS Rotterdam (the Netherlands)
Chefaro Pharma Italia SRL	100%
Kennedy Avenue - 1st floor - Office 108 12-14 - 1087 Lefkosia (Nicosia) (Cyprus)
Viale Castello della Magliana 18 — 00148 Roma (Italy)

Schedule 5.4-1

Chefaro Portuguesa Lda	100%
Edificio Neopark - Av. Tomas Ribeiro 43 - PT-2795-574 Carnaxide (Portugal)
Chefaro UK Ltd	100%
Hamilton House 4th floor - Mabledon Place, Bloomsburg WC1H 9 BB London (United Kingdom)
Cinetic Laboratories Argentina SA	100%
Av. Triunvirato 2736 - City of Buenos Aires (Argentinia)
Cosmea ACO AS	100%
Slotsmarken 18 - DK-2980 Elorsholm (Denmark)
Cosmediet - Biotechnie SAS	100%
Avenue de Lossburg 470 - 69480 Anse (France)
Damianus BV	100%
Keileweg 8 - 3029 BS Rotterdam (the Netherlands)
Deutsche Chefaro GmbH	100%
Im Wirrigen 25 - 45731 Waltrop (Germany)
EMA SARL	100%
Rue Andre Gide 20, BP 80 - 92321 Chatillon (France)
Herbs Trading GmbH	100%
Hauptplatz 9 - 9300 St. Veit an der Glan (Austria)
Hidra IC VE Dis Ticaret Ltd. STI	100%
Serif Ali Mah. Emin Sok 15, Y. Dudullu Umraniye - 34000 Istanbul (Turkey)
Hipocrate 2000 SRL SC	100%
6A Prahova Street, sector I - Bucharest (Romania)
Hud SA	100%
Zare Ouest - 4384 Ehlerange (Luxembourg)
Interdelta SA	81,2%
Route Andre Piller 21 - 1762 Givisiez (Switzerland)
Jalco RDP NV	100%
Nijverheidslaan 1545 - 3660 Opglabbeek (Belgium)
JLR Pharma SA	100%
Au Village 107 - 1745 Lentigny (Switzerland)
JR0 Pharma NV	100%
Monnikenwerve 109 - 8000 Brugge (Belgium)
La Beaute International SARL	100%
Rue Andre Gide 20, BP 80 - 92320 Chatillon (France)
Laboratoire de la Mer SAS	100%
ZAC de la Madeleine - Avenue du General Patton - 35400 Saint Malo (France)
Laboratoires Omega Pharma France SAS	100%
Rue Andre Gide 20, BP 80 - 92320 Chatillon (France)
Medgenix Benelux NV	100%
Vliegveld 21 - 8560 Wevelgem (Belgium)
Modi Omega Pharma (India) Private Limited	100%
1400 Modi Tower - 98 Nehru Place - New Delhi - 110019 (India)
Omega Alpharm Cyprus Ltd	100%
Units # 48, 49, 50 and 51, N°7, Narabang Way, Belrose NSW 2085 (Australia)
Omega Altermed a.s.	100%
Dralni 253/7 - 627 00 Brno (Czech Republic)

Schedule 5.4-2

Omega Altermed s.r.o. (Slovakia)	100%
Tomasikova 26 - 821 01 Bratislava (Slovakia)
Omega Pharma GmbH	100%
Reisnerstrasse 55-57 - 1030 Vienna (Austria)
Omega Pharma SAS	100%
Rue Andre Gide 20, BP 80 - 92321 Chatillon (France)
Omega Pharma Australia Pty Ltd	100%
Units # 48, 49, 50 and 51, N°7, Narabang Way, Belrose NSW 2085 (Australia)
Omega Pharma Baltics SIA	100%
Karla Ulmana gatve 119 - Marupe - Marupes district - LV-2167 (Latvia)
Omega Pharma Belgium NV	100%
Venecoweg 26 - 9810 Nazareth (Belgium)
Omega Pharma Capital NV	100%
Venecoweg 26 - 9810 Nazareth (Belgium)
Omega Pharma Espana SA	100%
Plaza Javier Cugat, 2 - Edificio D - Planta primera - 08174 Sant Cugat del Valles (Spain)
Omega Pharma Hellas SA	100%
19 km of Athens — Lamia Nat. Road — 14671 Nea Erythraia (Greece)
Omega Pharma Holding Nederland BV	100%
Keileweg 8 - 3029 BS Rotterdam (the Netherlands)
Omega Pharma Hungary Kft.	100%
Ady Endre utca 19.111/312 - 1024 Budapest (Hungary)
Omega Pharma International NV	100%
Venecoweg 26 - 9810 Nazareth (Belgium)
Omega Pharma Bakim TJriinleri Sanayi ve Ticaret Ltd. Sirketi	100%
Serif Ali Mah. Emin Sok 15, Y. Dudullu Umraniye 34000 Istanbul (Turkey)
Omega Pharma Luxembourg SARL	100%
Zare Ouest - 4384 Ehlerange (Luxembourg)
Omega Pharma New Zealand Ltd	100%
183 Grenada Street - Arataki Tauranga 3116 (Nieuw-Zeeland)
Omega Pharma Poland Sp.z.o.o.	100%
Dabrowskiego 247-249 — 93 232 Lodz (Poland)
Omega Pharma Singapore Pte Ltd	100%
100 Jalan Sultan - # 09-06 Sultan Plaza - Singapore 199001 (Singapore)
Omega Pharma Ukraine LLC	100%
9 Borispolskoya str., Kiev City 02099 (Ukraine)
Omega Teknika Ltd	100%
Farnham Drive - Finglas Road - Dublin 11 (Ireland)
Paracelsia Pharma GmbH	100%
Im Wirrigen 25 - 45731 Waltrop (Germany)
Pharmasales Pty Ltd	100%
Prisfar Produtos Farmaceuticos SA	100%
Rua Antero de Quental 629 - 4200-068 Porto (Portugal)
Promedent SA	100%
Zare Ouest - 4384 Ehlerange (Luxembourg)

Schedule 5.4-3

Richard Bittner AG	100%
Reisnerstrasse 55-57 - 1030 Wenen (Austria)
Rubicon Healthcare Holdings Pty Ltd	100%
Units # 48, 49, 50 and 51, N°7, Narabang Way, Belrose NSW 2085 (Australia)
Samenwerkende Apothekers Nederland BV	100%
Tinbergenlaan 1 - 3401 MT Usselstein (the Netherlands)
ViaNatura NV	100%
Monnikenwerve 109 - 8000 Brugge (Belgium)
Wartner Europe BV	100%
Keileweg 8 - 3029 BS Rotterdam (the Netherlands)

Schedule 5.4-4

SCHEDULE 5.5

Financial Statements

Audited financial statements of the Company and its Subsidiaries for fiscal years 2008, 2009 and 2010.

Schedule 5.5

SCHEDULE 5.14

Use of Proceeds

The proceeds of the Notes will be used (a) to repay the 5.44% Series B Guaranteed Senior Notes due July 28, 2011 issued by the Company under the 2004 Note Facility and (b) for general corporate purposes.

Schedule 5.14

SCHEDULE 5.15

Existing Indebtedness

Omega Pharma NV

Syndicated loan		€259,000,000
US Private Placement		€186,839,969

Omega Pharma Belgium NV

Capital lease agreement		€1,131,089

Laboratoires Omega Pharma France SAS

Capital lease agreements		€2,533,661

Omega Pharma SAS

Short term lines:	Societe Generale	€5,696,000
BNP Paribas		€10,783,000
TOTAL		€16,479,000
Long term lines:	Societe Generale	€14,000,000

Schedule 5.15

SCHEDULE 10.7

Existing Liens

None.

Schedule 10.17

EXHIBIT 1(a)

[FORM OF NOTE]

Certain benefits may be lost (as provided in the Note Purchase Agreement referred to in this Note) if a Transfer (as defined in the Note Purchase Agreement) occurs other than in accordance with Section 13.3 of the Note Purchase Agreement.

OMEGA PHARMA N.V.

% GUARANTEED SENIOR NOTE DUE JULY 28, 2023

No. R-[ ]	[Date]

€[ ]	PPN: [ ]

FOR VALUE RECEIVED, the undersigned, OMEGA PHARMA N.V. (herein called the “Company”), a company incorporated in Belgium with limited liability, hereby promises to pay to [            ], or registered assigns, the principal sum of [            ] Euros (or such lesser amount as may then be outstanding) on July 28, 2023, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 5.1045% per annum from the date hereof, payable semiannually, on the 28th day of January and July in each year, commencing with the July 28 (other than July 28, 2011) or January 28 next succeeding the date hereof, until the principal hereof shall have become due and payable, and on the maturity date hereof, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount (as defined in the Note Purchase Agreement referred to below), payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 7.1045% or (ii) 2.00% over the rate of interest publicly announced by Citibank, N.A., New York from time to time in New York, New York as its “base” or “prime” rate.

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in the single currency of the European Monetary Union at Citibank, N.A. at its principal offices in New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of the 5.1045% Guaranteed Senior Notes due July 28, 2023 issued pursuant to that certain Note Purchase Agreement dated as of May 19, 2011 (as from time to time amended, the “Note Purchase Agreement”), among the Company and the Purchasers named in Schedule A there and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) to have made the representation set forth in Section 6.2 of the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of Transfer (as defined in the Note Purchase Agreement),

Exhibit 1(a)-1

duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee, assignee or substitute holder. Except as provided in the Note Purchase Agreement, prior to due presentment for registration of Transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

OMEGA PHARMA N.V.

By:
Name:
Title:

Exhibit 1(a)-2

EXHIBIT 1(b)

FORM OF SUBSIDIARY GUARANTY AGREEMENT

[INSERT FOR AUSTRIAN GUARANTOR AGREEMENT: THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY OR ANY DOCUMENT CONSTITUTING SUBSTITUTE DOCUMENTATION THEREOF, INCLUDING WRITTEN CONFIRMATIONS THEREOF OR REFERENCES THERETO, INTO AUSTRIA AS WELL AS PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO THIS DOCUMENT IN AUSTRIA OR SENDING ANY EMAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO THIS DOCUMENT TO OR FROM ANY AUSTRIAN ADDRESSEE MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. ACCORDINGLY, KEEP THE ORIGINAL DOCUMENT AS WELL AS ALL CERTIFIED COPIES THEREOF AND WRITTEN AND SIGNED REFERENCES THERETO OUTSIDE OF AUSTRIA AND AVOID PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO THIS DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO THIS DOCUMENT TO OR FROM AN AUSTRIAN ADDRESSEE.]

SUBSIDIARY GUARANTY AGREEMENT

Dated as of

By

[NAME OF SUBSIDIARY GUARANTOR]

Re:

€135,043,889

5.1045% Guaranteed Senior Notes due July 28, 2023

SUBSIDIARY GUARANTEE AGREEMENT

Re:

5.1045% Guaranteed Senior Notes due July 28, 2023

of

OMEGA PHARMA N.V.

This Subsidiary Guarantee Agreement (as may be amended, restated or otherwise modified from time to time, this “Subsidiary Guarantee Agreement”) is dated as of                      by                     , a                      organized under the laws of                      (the “Subsidiary Guarantor”).

Exhibit 1(b)-1

RECITALS:

A. The Subsidiary Guarantor is a direct or indirect Subsidiary of Omega Pharma N.V., a company incorporated with limited liability in Belgium (the “Company”).

B. In order to repay certain outstanding debt and for other general corporate purposes, the Company has entered into that certain Note Purchase Agreement dated as of May 19, 2011 (the “Agreement”) with the institutions named on Schedule A to such Agreement (the “Purchasers”), providing for, among other things, the issue and sale to the Purchasers of €135,043,889 in aggregate principal amount of its 5.1045% Guaranteed Senior Notes due July 28, 2023 (as may be amended, restated or otherwise modified from time to time, the “Notes”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned thereto in the Agreement.

C. The Subsidiary Guarantor, by reason of its interest in the financing by the Company of certain outstanding debt and in order to induce the Purchasers to provide the Company with necessary funds for the purposes described in the Agreement, has agreed to execute this Subsidiary Guarantee Agreement.

NOW, THEREFORE, in consideration of the premises and the receipt whereof is hereby acknowledged, the Subsidiary Guarantor does hereby covenant and agree as follows:

SECTION I. GUARANTY.

The Subsidiary Guarantor hereby irrevocably, absolutely and unconditionally guarantees to the holders from time to time of the Notes: (a) the full and prompt payment of the principal of all of the Notes and of the interest thereon at the rate therein stipulated (including, without limitation, to the extent legally enforceable, interest on any overdue principal, Make-Whole Amount and interest at the rates specified in the Notes and interest accruing or becoming owing both prior to and subsequent to the commencement of any bankruptcy, reorganization or similar proceeding involving the Company) and the Make-Whole Amount, if any, Tax Indemnity Amounts and all other amounts owing to the holders from time to time under the Notes and the Agreement when and as the same shall become due and payable, whether by lapse of time, upon redemption or prepayment, by extension or by acceleration or declaration, or otherwise, (b) to the greatest extent permissible under applicable law, the full and prompt performance and observance by the Company of each and all of the covenants and agreements required to be performed or observed by such Persons under the terms of the Agreement, and (c) payment, upon demand by any holder of the Notes, of all costs and expenses, legal or otherwise (including reasonable attorneys fees) and such expenses, if any, as shall have been expended or incurred in the protection or enforcement of any right or privilege under the Agreement or this Subsidiary Guarantee Agreement or in any consultation or action in connection therewith, and in each and every case irrespective of the validity, regularity, or enforcement of any of the Notes or the Agreement or any of the terms thereof or of any other like circumstance or circumstances (all of the obligations described in the foregoing clause (a), clause (b) and clause (c) being referred to herein as the “Guaranteed Obligations”). The guaranty of the Guaranteed Obligations herein provided for is a guaranty of the immediate and timely payment of the principal, interest and Make-Whole Amount or Tax Indemnity Amounts, if any, on the Notes as and when the same are

Exhibit 1(b)-2

due and payable and shall not be deemed to be a guaranty only of the collectibility of such payments and that in consequence thereof each holder of the Notes may sue the Subsidiary Guarantor directly upon such Guaranteed Obligations.

[SUBJECT TO LIMITATION LANGUAGE TO BE AGREED TO COMPLY WITH LOCAL LAW REQUIREMENTS IN THE JURISDICTION OF INCORPORATION OF THE GUARANTOR.]

[FOR CHEFARO PHARMA ITALIA SRL:

(b) The obligations of the Subsidiary Guarantor under this Subsidiary Guarantee Agreement shall not exceed the higher of:

(i) the aggregate of the amounts received by such Subsidiary Guarantor or any of its subsidiaries directly under the Agreement, as well as by way of any intercompany loan, documentary credit or any other item constituting financial indebtedness, made available at any time to such Subsidiary Guarantor or any of its Subsidiaries by any other party in each case by using, directly or indirectly, the proceeds arising from the sale of the Notes; and

(ii) an amount equal to 100% of the value of the Net Worth of such Subsidiary Guarantor from time to time, as resulting in its latest approved financial statements available at the date of the relevant payment, provided, that the guarantee granted by the Subsidiary Guarantor under this Subsidiary Guarantee Agreement shall not include and shall in no case extend to (A) any amount utilized to fund or to refinance the acquisition or the subscription of shares in the Subsidiary Guarantor and/or the acquisition or subscription of shares in its direct or indirect holding companies which would result in such guarantee constituting unlawful financial assistance under article 2474 of the Italian civil code; (B) any compound interest on overdue amounts to the extent not permitted under article 1283 of the Italian civil code (as amended and supplemented from time to time); and (C) any interest payable in respect of any amounts outstanding under the Agreement exceeding the maximum rate of interest permitted by Italian law n. 108 of 7 March 1996, as amended and supplemented from time to time (the Italian Usury Legislation). For the purposes of this paragraph (b), “Net Worth” means the total value of the “Patrimonio Netto” of the Subsidiary Guarantor pursuant to the definition of Article 2424 of the Italian civil code.]

[FOR ACO HUD AB and ACO HUD NORDIC AB:

(b) Notwithstanding the above and/or any other provision of this Subsidiary Guarantee Agreement, the obligations and liabilities of a Subsidiary Guarantor incorporated in Sweden incurred under this Subsidiary Guarantee Agreement shall be limited if (and only if) required by an application of the provisions of the Swedish Companies Act (Sw: Aktiebolagslagen (2005:551)) regulating distribution of assets (Sw: VardeoverfOring) and prohibited loans and guarantees, and it is understood that the obligations and liabilities of a Subsidiary Guarantor incorporated in Sweden only applies to the extent permitted by the above mentioned provisions of the Swedish Companies Act.]

Exhibit 1(b)-3

[FOR OMEGA PHARMA ESPANA S.A.:

(b) Notwithstanding any other provision of this Subsidiary Guarantee Agreement, the guarantee, indemnity or other obligations of the Subsidiary Guarantor expressed to be assumed in this Subsidiary Guarantee Agreement, the Agreement or the terms of the Notes shall be deemed not to be assumed by the Subsidiary Guarantor to the extent that the same would constitute unlawful financial assistance within the meaning of article 150.1 or 143.2 of the Spanish Companies Law (Ley de Sociedades de Capital) or any other applicable financial assistance rules under any relevant jurisdiction and so the provisions of this Subsidiary Guarantee Agreement, the Agreement and the terms of the Notes shall be construed accordingly.]

[FOR DEUTSCHE CHEFARO GMBH:

(b) Maintenance of Liable Capital

(i) To the extent the Subsidiary Guarantor is securing debt other than its own debt or debt of its subsidiaries, the holders from time to time of the Notes shall not demand payment of any amounts otherwise due under the guarantee contained in Section 1 hereof (the “Guarantee”) if and only to the extent the Subsidiary Guarantor demonstrates that the payment of an amount due under this Guarantee would have the effect of (i) reducing its net assets (Nettovermogen) to an amount less than its stated share capital (Stammkapital) or (ii) (if its net assets are already an amount less than its stated share capital) causing such amount to be further reduced, and thereby affects its assets required for the obligatory preservation of its share capital according to sections 30 and 31 of the German Act for Limited Liability Companies (GmbH-Gesetz).

(ii) No reduction of the amount to be claimed under the Guarantee by the Subsidiary Guarantor will prejudice the rights of the holders from time to time of the Notes to claim again under this Guarantee (subject always to the operation of the limitation set forth above at the time of asserting any such claim).

(iii) For the purposes of the calculation of the amount to be paid under paragraph (a) above the following balance sheet items shall be adjusted as follows:

(A) the amount of any increase of capital (Stanunkapital) effected without the prior written consent of the holders from time to time of the Notes shall be deducted from the capital (Stammkapital);

(B) loans and other contractual liabilities incurred in violation of the provisions of the Agreement or the Notes shall be disregarded;

(C) any asset that is shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of such asset and that can be realised, to the extent legally permitted and commercially justifiable with regard to costs and efforts involved, shall be taken into account with its market value;

Exhibit 1(b)-4

(D) claims arising under loans provided by the Subsidiary Guarantor (or by any subsidiary of the Subsidiary Guarantor) to any member of the group (other than a subsidiary of the Subsidiary Guarantor) shall not be taken into account (aktiviert) for the purpose of calculating the Subsidiary Guarantor’s net assets; and

(E) any amount of mandatory reserves (Riicklagen) resulting from decrease of registered share capital (Kapitalherabsetzung) shall be added to the registered share capital (as long as such amount is subject to the limitations set out in paragraph 3 of Section 58(b) of the German Act for Limited Liability Companies (GmbH-Gesetz)).

(iv) To the extent the Subsidiary Guarantor provides a guaranty for debt other than of its subsidiaries, the Subsidiary Guarantor shall be entitled to (fully or partially) terminate this Subsidiary Guarantee Agreement by written notice (the “Termination Notice”) to the holders from time to time of the Notes if and to the extent that the continuation of this Subsidiary Guarantee Agreement would be in violation of the prohibition of an intervention threatening the existence of the Subsidiary Guarantor (Verstofi gegen das Verbot des existenvernichtenden Eingriffs) and would therefore result in a personal criminal or civil law liability of the managing directors (or any of them) of the Subsidiary Guarantor. The Termination Notice shall set out the amount at which the guaranty provided hereunder shall be limited and the date as of which such limitation shall become effective, which date shall be at least 30 days after receipt of the Termination Notice by the holders from time to time of the Notes (the “Effective Date”). With effect from the Effective Date, the guaranty provided hereunder from the Subsidiary Guarantor shall be limited to such amount.

(v) Notwithstanding the above provisions of this Section 2 the provisions of paragraphs (i) to (iv) (inclusive) of this Section 2 shall not apply to the extent any amounts due and payable under this Subsidiary Guarantee Agreement would relate to funds which have been on lent or otherwise passed on to the Subsidiary Guarantor to the extent that any amounts so on lent or otherwise passed on are still outstanding at the time the relevant demand is made against the Subsidiary Guarantor.]

[FOR RICHARD BITTNER AG:

(b) Notwithstanding any other provision of the Agreement or this Subsidiary Guarantee Agreement,

(i) any guarantee or indemnity given by or other obligation assumed by the Subsidiary Guarantor under Section 1(a) of this Agreement is meant to be and shall be interpreted as an abstract guarantee agreement (abstrakter Garantievertrag) and not as surety (Burgschaft) or joint obligation as a borrower (Mitschuldnerschaft), and the Subsidiary Guarantor undertakes to pay the amounts due under or pursuant to this guarantee unconditionally, irrevocably, upon first demand and without raising any defenses (unbedingt, unwiderruflich, uber erste Anforderung and Verzicht auf alle Einwendungen);

Exhibit 1(b)-5

(ii) the Guaranteed Obligations for which the Subsidiary Guarantor is liable under the Agreement or this Subsidiary Guarantee Agreement or any other document shall at all times be limited so that no assumption of liability shall occur to the extent such assumption would violate mandatory Austrian capital maintenance rules (Kapitalerhaltungsvorschrifien) under Austrian company law, including Section 52 of the Austrian Stock Corporation Act (Aktiengesetz); and

(iii) should any of the Guaranteed Obligations under the Agreement or any Subsidiary Guarantee Agreement or any other document violate or contradict Austrian capital maintenance rules and should therefore be held invalid or unenforceable, such liability and/or obligation shall be deemed to be replaced by a liability and/or obligation of a similar nature that is in compliance with Austrian capital maintenance rules and that provides the best possible security interest in favour of the Company. By way of example, should it be held that the guaranty created under the Subsidiary Guarantee Agreement is contradicting Austrian capital maintenance rules in relation to any amount of the Guaranteed Obligations, the guaranty created shall be reduced to such an amount of the Guaranteed Obligations which is the maximum permitted pursuant to Austrian capital maintenance rules.]

SECTION 2. OBLIGATION ABSOLUTE AND UNCONDITIONAL; TERMINATION.

(a) This Subsidiary Guarantee Agreement shall be absolute and unconditional and shall remain in full force and effect until the entire principal, interest and Make-Whole Amount (if any) on the Notes and all other sums due pursuant to the Agreement and the Notes shall have been fully, finally and indefeasibly paid and, to the greatest extent permissible under applicable law, such Guaranteed Obligations shall not be affected, modified or impaired upon the happening from time to time of any event or condition, including without limitation any of the following, whether or not with notice to or the consent of the Subsidiary Guarantor:

(i) the power or authority or the lack of power or authority of the Company to issue the Notes or of the Company to execute and deliver the Agreement, and irrespective of the validity of the Notes, or the Agreement or of any defense whatsoever that the Company may or might have to the payment of the Notes (including, without limitation, principal, interest, Make-Whole Amount, if any, and Tax Indemnity Amounts, if any) or to the performance or observance of any of the provisions or conditions of the Agreement, or the existence or continuance of the Company as a legal entity;

(ii) any failure to present the Notes for payment or to demand payment thereof, or to give the Subsidiary Guarantor or the Company notice of dishonor for nonpayment of the Notes, when and as the same may become due and payable, or notice of any failure on the part of the Company to do any act or thing or to perform or to keep any covenant or agreement by either of them to be done, kept or performed under the terms of the Notes or the Agreement;

(iii) the acceptance of any security or any guaranty, the advance of additional money to the Company, any extension of the obligation of the Notes, either indefinitely

Exhibit 1(b)-6

or for any period of time, or any other modification in the obligation of the Notes or of the Agreement or the Company thereon, or in connection therewith, or any sale, release, substitution or exchange of any security;

(iv) any act or failure to act with regard to the Notes or the Agreement or anything which might vary the risk of the Subsidiary Guarantor (including, without limitation, any release or substitution of any one or more of the endorsers or guarantors of the Guaranteed Obligations);

(v) any action taken under the Agreement in the exercise of any right or power thereby conferred or any failure or omission on the part of any holder of any Note to first enforce any right or security given under the Agreement or any failure or omission on the part of any holder of any of the Notes to first enforce any right against the Company or any other Subsidiary that is a “Subsidiary Guarantor” as defined in the Agreement (an “Other Subsidiary Guarantor”);

(vi) the waiver, compromise, settlement, release or termination of any or all of the obligations, covenants or agreements of the Company contained in the Agreement, or of any Other Subsidiary Guarantor contained in any other Subsidiary Guarantee, or of the payment, performance or observance thereof;

(vii) the failure to give notice to the Company, the Subsidiary Guarantor or any Other Subsidiary Guarantor of the occurrence of any Default or Event of Default under the terms and provisions of the Agreement;

(viii) the extension of the time for payment of any principal of, or interest (or Make-Whole Amount or any other amount, if any), on any Note owing or payable on such Note or of the time of or for performance of any obligations, covenants or agreements under or arising out of the Agreement or the extension or the renewal of any thereof;

(ix) the modification or amendment (whether material or otherwise) of any obligation, covenant or agreement set forth in the Agreement, the Notes and each Subsidiary Guarantee;

(x) any failure, omission, delay or lack on the part of the holders of the Notes to enforce, assert or exercise any right, power or remedy conferred on the holders of the Notes in the Agreement, the Notes or any other Subsidiary Guarantee or any other act or acts on the part of the holders from time to time of the Notes;

(xi) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets, marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization or arrangement under bankruptcy or similar laws, composition with creditors or readjustment of, or other similar procedures affecting the Subsidiary Guarantor, or any Other Subsidiary Guarantor, or the Company or any of the assets of any of them, or any allegation or contest of the validity of the Agreement, any Notes or any other Subsidiary Guarantee or the disaffirmance of the Agreement, any Notes or any

Exhibit 1(b)-7

other Subsidiary Guarantee in any such proceeding (it being understood that the obligations of the Subsidiary Guarantor under this Subsidiary Guarantee Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment made with respect to the Notes is rescinded or must otherwise be restored or returned by any holder of the Notes upon the insolvency, bankruptcy or reorganization of the Company, the Subsidiary Guarantor or any Other Subsidiary Guarantor, all as though such payment had not been made);

(xii) any event or action that would, in the absence of this clause, result in the release or discharge by operation of law of the Subsidiary Guarantor from the performance or observance of any obligation, covenant or agreement contained in this Subsidiary Guarantee Agreement;

(xiii) the invalidity or unenforceability of the Agreement, the Notes and any other Subsidiary Guarantee;

(xiv) the invalidity or unenforceability of the obligations of the Subsidiary Guarantor under this Subsidiary Guarantee Agreement, the absence of any action to enforce such obligations of the Subsidiary Guarantor, any waiver or consent by the Subsidiary Guarantor with respect to any of the provisions hereof or any other circumstances which might otherwise constitute a discharge or defense by the Subsidiary Guarantor, including, without limitation, any failure or delay in the enforcement of the obligations of the Subsidiary Guarantor with respect to this Subsidiary Guarantee Agreement or of notice thereof; or any suit or other action brought by any shareholder or creditor of, or by, the Subsidiary Guarantor or any other Person, for any reason, including, without limitation, any suit or action in any way attacking or involving any issue, matter or thing in respect of this Subsidiary Guarantee Agreement, the Agreement or the Notes or any other agreement;

(xv) the default or failure of any Other Subsidiary Guarantor fully to perform any of its covenants or obligations set forth in its respective Subsidiary Guarantee;

(xvi) the impossibility or illegality of performance on the part of the Company or any other Person of its obligations under the Agreement, the Notes and each Subsidiary Guarantee or any other instruments;

(xvii) in respect of the Company or any other Person, any change of circumstances, whether or not foreseen or foreseeable, whether or not imputable to the Company or any other Person, or other impossibility of performance through fire, explosion, accident, labor disturbance, floods droughts, embargoes, wars (whether or not declared), civil commotions, acts of God or the public enemy, delays or failure of suppliers or carriers, inability to obtain materials, action of any regulatory body or agency, change of law or any other causes affecting performance, or other force majeure, whether or not beyond the control of the Company or any other Person and whether or not of the kind hereinbefore specified;

Exhibit 1(b)-8

(xviii) any attachment, claim, demand, charge, lien, order, process, encumbrance or any other happening or event or reason, similar or dissimilar to the foregoing, or any withholding or diminution at the source, by reason of any taxes, assessments; expenses, indebtedness, obligations or liabilities of any character, foreseen or unforeseen, and whether or not valid, incurred by or against any Person, or any claims, demands, charges or liens of any nature, foreseen or unforeseen, incurred by any Person, or against any sums payable under this Subsidiary Guarantee Agreement, so that such sums would be rendered inadequate or would be unavailable to make the payments herein provided;

(xix) the failure of the Subsidiary Guarantor to receive any benefit or consideration from or as a result of its execution, delivery and performance of this Subsidiary Guarantee Agreement;

(xx) any sale, exchange, release or surrender of any property at any time pledged or granted as security in respect of the Guaranteed Obligations, whether so pledged or granted by the Subsidiary Guarantor or another guarantor of the obligations of the Company under the Agreement, the Notes and each Subsidiary Guarantee; or

(xxi) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Subsidiary Guarantor in respect of the obligations of the Subsidiary Guarantor under this Subsidiary Guarantee Agreement;

provided that the specific enumeration of the above-mentioned acts, failures or omissions shall not be deemed to exclude any other acts, failures or omissions, though not specifically mentioned above, it being the purpose and intent of this paragraph that the obligations of the Subsidiary Guarantor hereunder shall be absolute and unconditional to the extent herein specified and shall not be discharged, impaired or varied except by the full, final and indefeasible payment to the holders thereof of the principal of, interest on and Make-Whole Amount, if any, and any other amounts due in respect of the Notes, and then only to the extent of such payments. Without limiting any of the other terms or provisions hereof, it is understood and agreed that in order to hold the Subsidiary Guarantor liable hereunder, there shall be no obligation on the part of any holder of any Note to resort, in any manner or form, for payment, to the Company, to any other Person or to the properties or estates of any of the foregoing. All rights of the holder of any Note pursuant thereto or to this Subsidiary Guarantee Agreement may be transferred or assigned at any time or from time to time and shall be considered to be transferred or assigned upon the Transfer of such Note whether with or without the consent of or notice to the Subsidiary Guarantor or the Company. Without limiting the foregoing, it is understood that repeated and successive demands may be made and recoveries may be had hereunder as and when, from time to time, the Company shall default under the terms of the Notes or the Agreement and that notwithstanding recovery hereunder for or in respect of any given default or defaults by the Company under the Notes or the Agreement, this Subsidiary Guarantee Agreement shall remain in full force and effect and shall apply to each and every subsequent default.

(b) To the fullest extent permitted by law, the Subsidiary Guarantor does hereby expressly waive:

(i) all of the matters specified in clause (a) of this Section 2 and any notices in respect thereof;

Exhibit 1(b)-9

(ii) notice of acceptance of this Subsidiary Guarantee Agreement;

(iii) notice of any purchase or acceptance of the Notes under the Agreement, or the creation, existence or acquisition of any of the Guaranteed Obligations, subject to the Subsidiary Guarantor’s right to make inquiry of each holder to ascertain the amount of the Guaranteed Obligations at any reasonable time;

(iv) notice of the amount of the Guaranteed Obligations, subject to the Subsidiary Guarantor’s right to make inquiry of each holder to ascertain the amount of the Guaranteed Obligations at any reasonable time; and

(v) any stay (except in connection with a pending appeal), valuation, appraisal, redemption or extension law now or at any time hereafter in force that, but for this waiver, might be applicable to any sale of property of the Subsidiary Guarantor made under any judgment, order or decree based on this Subsidiary Guarantee Agreement, and the Subsidiary Guarantor covenants that it will not at any time insist upon or plead, or in any manner claim or take the benefit or advantage of any such law.

(c) Each of the rights and remedies granted under this Subsidiary Guarantee Agreement to each holder in respect of the Notes held by such holder may be exercised by such holder without notice to, or the consent of or any other action by, any other holder. Each holder may proceed to protect and enforce this Subsidiary Guarantee Agreement by suit or suits or proceedings in equity, at law or in bankruptcy, and whether for the specific performance of any covenant or agreement contained herein or in execution or aid of any power herein granted; or for the recovery of judgment for the obligations hereby guarantied or for the enforcement of any other proper, legal or equitable remedy available under applicable law.

(d) If any holder shall have instituted any proceeding to enforce any right or remedy under this Subsidiary Guarantee Agreement or under any Note held by such holder and such proceeding shall have been discontinued or abandoned for any reason, or shall have been determined adversely to such holder, then and in every such case each such holder and the Company shall, except as may be limited or affected by any determination in such proceeding, be restored severally and respectively to its respective former position hereunder and thereunder, and thereafter the rights and remedies of such holders shall continue as though no such proceeding had been instituted.

(e) Notwithstanding anything to the contrary above but subject to the applicable provisions of Section 9.7 of the Agreement, the Subsidiary Guarantor, by written notice to each holder of a Note, may terminate this Subsidiary Guarantee Agreement at any time and all obligations hereunder arising after the date of said termination, provided, that, at the time of and after giving effect to such termination, no Default or Event of Default shall have occurred and be continuing under the Agreement.

Exhibit 1(b)-10

SECTION 3. SUBROGATION PAYMENTS HELD IN TRUST.

(a) To the extent of any payments made under this Subsidiary Guarantee Agreement, the Subsidiary Guarantor shall be subrogated to the rights of the holder of the Notes receiving such payments, but the Subsidiary Guarantor covenants and agrees that such right of subrogation shall be subordinate in right of payment to the rights of any holders of the Notes for which full and final payment has not been made or provided for and, to that end, the Subsidiary Guarantor agrees not to claim or enforce any such right of subrogation or any right of setoff or any other right which may arise on account of any payment made by the Subsidiary Guarantor in accordance with the provisions of this Subsidiary Guarantee Agreement unless and until all of the Guaranteed Obligations (other than those arising by subrogation as aforesaid) owned by Persons other than the Subsidiary Guarantor and all other sums due or payable under this Subsidiary Guarantee Agreement have been fully and finally paid and discharged or payment therefor has been provided.

(b) If any payment shall be made to the Subsidiary Guarantor by the Company of any amounts owing to the Subsidiary Guarantor by the Company during any time when the obligations of the Subsidiary Guarantor hereunder shall have become due and payable, the Subsidiary Guarantor shall hold in trust all such payments for the benefit of the holders of the Notes.

SECTION 4. PREFERENCE.

The Subsidiary Guarantor agrees that to the extent the Company or any other Person makes any payment on the Guaranteed Obligations, which payment or any part thereof is subsequently invalidated, voided, declared to be fraudulent or preferential, set aside, or is required to be repaid to a trustee or otherwise, receiver or any other Person under any bankruptcy code, common law, or equitable cause, then and to the extent of such payment, the obligation or the part thereof intended to be satisfied shall he revived and continued in full force and effect with respect to the Subsidiary Guarantor’s obligations hereunder, as if said payment had not been made. The liability of the Subsidiary Guarantor hereunder shall not be reduced or discharged, in whole or in part, by any payment to any holder of the Notes from any source that is thereafter paid, returned or refunded in whole or in part by reason of the assertion of a claim of any kind relating thereto, including, but not limited to, any claim for breach of contract, breach of warranty, preference, illegality, invalidity or fraud asserted by any account debtor or by any other Person.

SECTION 5. MARSHALING.

None of the holders of the Notes shall be under any obligation (a) to marshal any assets in favor of the Subsidiary Guarantor or in payment of any or all of the liabilities of the Company under or in respect of the Notes or the obligation of the Subsidiary Guarantor hereunder or (b) to pursue any other remedy that the Subsidiary Guarantor may or may not be able to pursue itself and that may lighten the Subsidiary Guarantor’s burden, any right to which the Subsidiary Guarantor hereby expressly waives.

Exhibit 1(b)-11

SECTION 6. REPRESENTATIONS AND WARRANTIES OF THE SUBSIDIARY GUARANTOR.

The Subsidiary Guarantor represents and warrants to each holder of Notes as follows:

(a) Organization and Authority. The Subsidiary Guarantor is a [                    ] duly organized, validly existing and, to the extent such concept is recognized, in good standing under the laws of its jurisdiction of incorporation; the Subsidiary Guarantor has the corporate (or other appropriate) power and authority to own its properties and to conduct its business and is duly qualified as a foreign entity and, to the extent such concept is recognized, is, where applicable, in good standing in each other jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or, where applicable, in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Transaction Is Legal and Authorized. The issuance of this Subsidiary Guarantee Agreement and compliance with all of the provisions of this Subsidiary Guarantee Agreement;

(1) are within the corporate (or other) powers of the Subsidiary Guarantor;

(2) will not violate any provisions of any applicable law or any order of any court or governmental authority or agency and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under the articles of association, charter or By-laws or other constitutive documents of the Subsidiary Guarantor or any indenture or other agreement or instrument to which the Subsidiary Guarantor is a party or by which it may be bound or result in the imposition of any Lien on any property of the Subsidiary Guarantor; and

(3) have been duly authorized by proper action on the part of the Subsidiary Guarantor and any required action by the quotaholders, stockholders or other equity holders of the Subsidiary Guarantor required by law or by the articles of association, charter or By-laws or other constitutive documents of the Subsidiary Guarantor or otherwise, executed and delivered by the Subsidiary Guarantor and this Subsidiary Guarantee Agreement constitutes the legal, valid and binding obligation, contract and agreement of the Subsidiary Guarantor enforceable in accordance with its terms, except as such terms may be limited by (i) bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and (ii) equitable principles of general applicability (regardless of whether such enforceability is considered in a proceeding in equity or at law) and subject to the qualifications as to matters of law relating to enforceability expressed in the legal opinions delivered in connection with the delivery of this Subsidiary Guarantee Agreement.

(c) Governmental Consent. No approval, consent or withholding of objection on the part of any regulatory body is necessary in connection with the execution and delivery by the Subsidiary Guarantor of this Subsidiary Guarantee Agreement or compliance by the Subsidiary Guarantor with any of the provisions of this Subsidiary Guarantee Agreement, including without limitation any thereof required in connection with the obtaining of Euros to make payments under this Subsidiary Guarantee Agreement and the payment of such Euros to Persons resident in the United States of America. It is not necessary to ensure the legality, validity or enforceability or admissibility into evidence in [jurisdiction of Subsidiary Guarantor] of this Subsidiary

Exhibit 1(b)-12

Guarantee Agreement that such agreement or any other document be filed, recorded or enrolled with any Governmental Authority, or that any such agreement or document be stamped with any stamp, registration or similar transaction tax.

(d) Commercial Benefit. The Subsidiary Guarantor will derive a commercial benefit from the execution and delivery of this Subsidiary Guarantee Agreement.

[FOR RICHARD BITTNER AG - CLAUSE (D) IS TO BE REPLACED WITH THE FOLLOWING:

(d) Corporate Benefit. The Subsidiary Guarantor derives and will continue to derive a corporate benefit from the execution and delivery of this Subsidiary Guarantee Agreement and has received and will continue to receive adequate consideration for assuming the obligations under this Subsidiary Guarantee Agreement].

(e) Solvency. After giving effect to the execution and delivery of this Subsidiary Guarantee Agreement and taking into account (i) the likelihood of being required to perform this Subsidiary Guarantee Agreement and (ii) the fact that the Subsidiary Guarantor does not have any intention to defraud any of its creditors, the Subsidiary Guarantor is solvent and able to pay its debts as and when they become due and payable.

(f) Status under Certain Statutes. The Subsidiary Guarantor is not subject to regulation under the United States Investment Company Act of 1940, as amended, the United States Public Utility Holding Company Act of 1935, as amended, or the United States Federal Power Act, as amended.

Without in any way limiting the generality of the warranties and representations contained in Section 5 of the Agreement, each of such warranties and representations is, insofar as it refers to any Subsidiary, true and correct with respect to the Subsidiary Guarantor.

SECTION 7. PAYMENTS FREE AND CLEAR OF TAXES.

Each payment by the Subsidiary Guarantor under this Subsidiary Guarantee Agreement shall be made, under all circumstances, but only in so far as lawful, without setoff, counterclaim or reduction for, and free from and clear of, and without deduction for or because of, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, assessments, withholding, restrictions or conditions of any nature whatsoever (the “Covered Taxes”) imposed, levied, collected, assessed or withheld by or within the jurisdiction of incorporation of (or if different, the jurisdiction in which the Subsidiary Guarantor is treated as resident for tax purposes), or the jurisdiction from or through which payment is made by the Subsidiary Guarantor (the “Applicable Jurisdiction”). If the Subsidiary Guarantor does not pay, cause to be paid or remit payments due hereunder free from and clear of Covered Taxes then the Subsidiary Guarantor shall forthwith pay each holder of the Notes such additional amounts (the “Tax Indemnity Amounts”) as may be necessary in order that the net amount of every payment made to each holder of Notes, after provision for payment of such Covered Taxes (and any interest and penalties relating thereto and any United States federal income taxes payable by the holder with respect to such Tax Indemnity Amounts), shall be equal to the amount which such holder would have received had there been no deduction, withholding or other restriction or condition;

Exhibit 1(b)-13

provided that, with respect to the Notes, in no event shall the Subsidiary Guarantor be obligated to make payment of any Tax Indemnity Amount to any holder not resident in the United States in excess of the amount which the Subsidiary Guarantor would have been obligated to pay if (a) authorization could have been obtained under the double tax treaty between the United States and the Applicable Jurisdiction of the Subsidiary Guarantor, in force at the relevant time (the “US Treaty”) for the Subsidiary Guarantor to make the payment from which such Covered Taxes were deducted or withheld either without deduction or withholding of such Covered Taxes or with deduction or withholding of a lesser amount in respect of such Covered Taxes had the Notes held by such holder been beneficially owned at all relevant times by Persons who were resident in the United States for the purposes of the US Treaty, and (b) the Subsidiary Guarantor had made the minimum deduction or withholding which it would have been lawfully entitled to do pursuant to such authorization. Notwithstanding the provisions of this Section 7, no such Tax Indemnity Amounts shall be payable for or on account of:

(i) any tax, assessment or other governmental charge which would not have been imposed but for the existence of any present or former connection (other than the mere holding of the relevant Note or the receipt of any payments in respect thereof or activities incidental thereto (including without limitation, enforcement thereof)) between such holder (or a fiduciary, settlor, beneficiary, member of, shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation, or any Person other than the holder to whom the relevant Note or any amount payable thereon are attributable for the purposes of such tax, assessment or charge) and the Applicable Jurisdiction or any political subdivision or territory or possession thereof or therein or area subject to its jurisdiction, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor or Person other than the holder) being or having been a citizen or resident thereof, being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein, provided that this exclusion shall not apply with respect to a Tax that would not have been imposed but for the Subsidiary Guarantor, after the date of the Closing, opening an office in, moving an office to, reincorporating in, or changing the Applicable Jurisdiction from or through which payments on account of this Subsidiary Guarantee Agreement are made to, the Applicable Jurisdiction imposing the relevant Tax;

(ii) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(iii) any tax, assessment or other governmental charge that is imposed or withheld by reason of either (A) the failure to use reasonable efforts to comply by the holder or any other Person mentioned in clause (i) above with the written request of the Subsidiary Guarantor addressed to the holder to provide information concerning the nationality, residence or identity of the holder or such other Person or, information as to, and where, any declaration of residence or other claim or reporting requirement described in clause (B) hereof has been made by such holder or other Person (so long as such request does not, in such holder’s reasonable opinion, impose an unreasonable burden in time, resources or otherwise, on such holder) or (B) the failure, notwithstanding its practical ability, by the holder or any other Person mentioned in clause (A) above to:

(1) in the case where the Applicable Jurisdiction is Belgium, execute and deliver Tax Status Certificates as set forth in Section 6.3 of the Agreement, provided that this clause shall only be applicable in situations where a holder has failed to deliver Tax Status Certificates following delivery by the Company of the notice of reminder required by Section 6.3(b) or (c) of the Agreement, as applicable; or

Exhibit 1(b)-14

(2) in any other case, make such declaration of residence or other claim or reporting requirement as is notified by the Subsidiary Guarantor as being required by a statute, treaty or regulation of the Applicable Jurisdiction (so long as (i) such request does not impose an unreasonable burden in time, resources or otherwise on such holder and (ii) such failure could have been lawfully avoided by such holder); provided that such holder shall be deemed to have satisfied the requirements of this subparagraph (2) upon the good faith completion and submission of the appropriate forms, certificates, documents, applications or other reasonably required evidence (collectively, “Forms”) that correctly set forth the information so required by the Applicable Jurisdiction and it being understood that (x) no such notification has been made by the Subsidiary Guarantor on or prior to the date of closing and (y) each holder or other Person that receives a written request or notification from the Subsidiary Guarantor (which written request shall be accompanied by a copy of such Forms and all applicable instructions and, if any such Forms or instructions shall not be in the English language, an English translation thereof) pursuant to this clause (ii) shall have at least 45 days to respond to such request or notification; or

(iv) any tax, assessment or other governmental charge that is imposed or withheld by reason or as a result of the Transfer of any Note other than in accordance with Section 13 of the Agreement; or

(v) any combination of clauses (i), (ii) and/or (iii) above.

If the Subsidiary Guarantor makes payment of Tax Indemnity Amounts and a recipient thereof subsequently receives a credit or refund in respect thereof in whatever jurisdiction (a “Tax Refund”), and such recipient is able to readily identify the Tax Refund as being attributable to the Covered Taxes with respect to which the Tax Indemnity Amounts are paid, then such recipient shall, to the extent it can do so without prejudicing the retention of such Tax Refund, reimburse the Subsidiary Guarantor such amount as it shall determine, in its sole discretion exercised in good faith, to be the proportion of the Tax Refund as will leave such recipient, after the reimbursement, in no better or worse position than it would have been in if payment of the Tax Indemnity Amounts had not been required, provided that (x) no Default or Event of Default exists and is continuing at the time of such request and (y) the Subsidiary Guarantor, upon the request of such holder, agrees to return to such holder the portion of the Tax Refund paid over to the Subsidiary Guarantor in the event such holder is legally required to repay such Tax Refund to such Applicable Jurisdiction. If the Subsidiary Guarantor makes payment of a Covered Tax for the account of any holder and such holder is entitled to a Tax Refund with respect to such tax upon the filing of one or more forms, then such holder shall, as soon as reasonably possible after receiving written request from the Subsidiary Guarantor (which shall specify in reasonable detail

Exhibit 1(b)-15

and supply the forms to be filed, which forms shall be accompanied by a translation into English if not in English) file such forms. The Subsidiary Guarantor will promptly furnish each holder of Notes receiving payments of Tax Indemnity Amounts under this Section 7 copies of the official receipt (or a duly certified copy of the original receipt) issued by the relevant taxation or other authorities involved for all amounts deducted or withheld (and paid over to such authorities) in respect of Covered Taxes (or, if such a receipt is not available from such authorities, such other evidence with respect to such amounts deducted or withheld as any holder of Notes may reasonably request).

Nothing in this Section 7 shall (i) require, or be deemed to require, the disclosure by any holder of Notes of any confidential or proprietary information, either directly or indirectly, to any Person, or any holder to account for any indirect taxation benefits arising from the deduction or withholding of any Covered Tax, (ii) interfere with the right of any holder to arrange its tax affairs in whatever manner it chooses or (iii) require any holder of Notes to give precedence to an application for tax credits or Tax Refunds, where to give such precedence would preclude any such holder’s ability to apply for any other tax credit or similar tax refund. The Subsidiary Guarantor shall (a) reimburse each holder of Notes for such holder’s reasonable out-of-pocket expenses, if any, incurred in complying with any request under this Section 7 and (b) provide to any holder of Notes upon written request sufficient numbers of forms for filing with the appropriate Applicable Jurisdiction, any instructions relating thereto, and such other information relating to the Subsidiary Guarantor as is required in connection with such written request (which forms and instructions shall be accompanied by translations into English if not in English).

Notwithstanding any other provision in this Section 7, if any Note is transferred or assigned or a new holder is substituted (such that a new owner and/or holder is established under the Agreement) other than in accordance with Section 13.3 of the Agreement, then the holder of such Note shall not be entitled to receive any Tax Indemnity Amounts under this Section 7 with respect to Covered Taxes relating to interest scheduled to be paid on the Interest Payment Date immediately following such Transfer to the extent that such Covered Taxes would not have been imposed in the absence of such Transfer.

Without prejudice to the survival of any other agreement of the Subsidiary Guarantor hereunder, the agreements contained in this Section 7 shall survive the payment in full of the Notes and all of the Subsidiary Guarantor’s other obligations and the termination of all of its other commitments hereunder.

SECTION 8. SUBMISSION TO JURISDICTION.

The Subsidiary Guarantor hereby expressly waives all right to object to jurisdiction or execution in any legal action or proceeding relating to this Subsidiary Guarantee Agreement which it may now or hereafter have by reason of its domicile or by reason of any subsequent or other domicile. The Subsidiary Guarantor agrees irrevocably that any legal action or proceeding with respect to this Subsidiary Guarantee Agreement or to enforce any judgment obtained against the Subsidiary Guarantor in any such legal action or proceeding against it or any of its properties or revenues may be brought by the holder of any Note in the courts of the State of New York or of the United States of America located in New York, New York, as the holder of any Note may elect, and by execution and delivery of this Agreement, the Subsidiary Guarantor irrevocably submits to each such jurisdiction for such purpose only.

Exhibit 1(b)-16

In addition, the Subsidiary Guarantor hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Subsidiary Guarantee Agreement brought in any of the aforesaid courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

The Subsidiary Guarantor hereby irrevocably designates, appoints and empowers CT Corporation System with offices at 111 Eighth Avenue, New York, New York and successors as the designee, appointee and agent of the Subsidiary Guarantor to receive, accept and acknowledge, for and on behalf of the Subsidiary Guarantor and its properties, service of any and all legal process, summons, notices and documents which may be served in such action, suit or proceeding in the case of the courts of the State of New York or of the United States of America located in New York, New York, which service may be made on any such designee, appointee and agent in accordance with legal procedures prescribed for such courts. The Subsidiary Guarantor agrees to take any and all action necessary to continue such designation in full force and effect and should such designee, appointee and agent become unavailable for this purpose for any reason, the Subsidiary Guarantor will forthwith irrevocably designate a new designee, appointee and agent, reasonably acceptable to the Majority Holders, with offices in New York which shall irrevocably agree to act as such, with the powers and for purposes specified in this Section 8. The Subsidiary Guarantor shall deliver a copy of an agreement reasonably acceptable to the Majority Holders of such new agent agreeing so to act. The Subsidiary Guarantor further irrevocably consents and agrees to service of any and all legal process, summons, notices and documents out of any of the aforesaid courts in any such action, suit or proceeding by the mailing by registered mail of copies of such process, summons, notice or document to the Subsidiary Guarantor, as applicable, at its respective address specified in this Subsidiary Guarantee Agreement or to its then designee, appointee or agent for service. If service is made upon such designee, appointee and agent, a copy of such process, summons, notice or document shall also be provided to the Subsidiary Guarantor by registered or certified mail, or overnight express air courier; provided that failure of such holder to provide such copy to the Subsidiary Guarantor shall not impair or affect in any way the validity of such service or any judgment rendered in such action or proceedings. The Subsidiary Guarantor agrees that service upon any such designee, appointee and agent as provided for herein shall constitute valid and effective personal service upon the Subsidiary Guarantor, and that the failure of any such designee, appointee and agent to give any notice of such service to the Subsidiary Guarantor shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon. Nothing herein shall, or shall be construed so as to, limit the right of the holders of the Notes to bring actions, suits or proceedings with respect to the obligations and liabilities of the Subsidiary Guarantor under, or any other matter arising out of or in connection with, this Subsidiary Guarantee Agreement or the Notes, or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, in the courts of whatever jurisdiction in which the respective offices of the holders of the Notes may be located or assets of the Subsidiary Guarantor may be found or as otherwise shall to the holders of the Notes seem appropriate, or to affect the right to service of process in any jurisdiction in any other manner permitted by law.

Exhibit 1(b)-17

SECTION 9. CURRENCY RATE INDEMNITY.

(a) Each payment under this Subsidiary Guarantee Agreement shall be made in Euros. Any obligation to make payments under this Subsidiary Guarantee Agreement in Euros will not be discharged or satisfied by any tender of any currency other than Euros, except to the extent such tender results in the actual receipt (after deduction of all fees and expenses relating to any conversion) by the party to which payment is owed of the full amount in Euros of all amounts due in respect of this Subsidiary Guarantee Agreement. If for any reason the amount in Euros so received falls short of the amount in Euros due in respect of this Subsidiary Guarantee Agreement, the Subsidiary Guarantor, as appropriate, will, to the fullest extent permitted by law, immediately pay such additional amount in Euros as may be necessary to compensate for the shortfall.

(b) To the extent permitted by applicable law, if any judgment or order expressed in a currency other than Euros is rendered for the payment of any amount owing in respect of this Subsidiary Guarantee Agreement, or in respect of a judgment or order of another court for the payment of any such amount, the party seeking recovery, after recovery in full of the aggregate amount to which such party is entitled pursuant to the judgment or order, will be entitled to receive immediately from the other party the amount of any shortfall of Euros received by such party as a consequence of sums paid in such other currency if such shortfall arises or results from any variation between the rate of exchange at which Euros are converted into the currency of the judgment or order for the purposes of such judgment or order and the rate of exchange at which such party is able, on the earliest practicable date after receipt of such currency, to purchase Euros with the amount of the currency of the judgment or order actually received by such party.

The term “rate of exchange” includes, without limitation, any premiums and costs of exchange payable in connection with the purchase of, or conversion into, Euros.

The indemnity set forth in this Section 9 shall constitute an obligation separate and independent from the other obligations contained in this Subsidiary Guarantee Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such holder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Subsidiary Guarantee Agreement or under any judgment or order.

SECTION 10. NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i) if to a holder or any nominee of a holder, to such Person at the address specified for such communications in Schedule A to the Agreements, or at such other address as the holder or such nominee shall have specified to the Company in writing, or

(ii) if to the Subsidiary Guarantor, to the Subsidiary Guarantor at [                    ], to the attention of [    ], or at such other addresses as the Subsidiary Guarantor shall have specified to the holder of each Note in writing.

Exhibit 1(b)-18

Notices under this Section 10 will be deemed given only when actually received.

SECTION 11. AMENDMENTS AND MODIFICATIONS; SOLICITATION OF NOTEHOLDERS.

(a) This Subsidiary Guarantee Agreement may only be amended and compliance therewith waived (either generally or in a particular instance and either retroactively or prospectively) by an instrument in writing signed by the Subsidiary Guarantor and by the Majority Holders, provided, that without the written consent of the holders of all of the Notes then outstanding, no such amendment or waiver shall be effective which will reduce the scope of the guaranty set forth in this Subsidiary Guarantee Agreement or amend the requirements of §§1, 2, 3, 4, 5, 7 or 9 hereof or amend this §11. No such amendment or modification shall extend to or affect any obligation not expressly amended or modified or impair any right consequent thereon.

(b) The Subsidiary Guarantor will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Subsidiary Guarantee Agreement unless each holder of the Notes (irrespective of the amount of Notes then owned by it) shall be informed thereof by’ the Subsidiary Guarantor and shall be afforded the opportunity of considering the same and shall be supplied by the Subsidiary Guarantor with a sufficient information to enable it to make an informed decision with respect thereto. The Subsidiary Guarantor will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or issue any guaranty, to any holder of the Notes as consideration for or as an inducement to the entering into by any holder of the Notes of any waiver or amendment of any of the terms and provisions of this Subsidiary Guarantee Agreement, the Agreement or the Notes, unless such remuneration is concurrently paid, or such security is granted or guaranty is issued, on the same terms, ratably to the holders of all of the Notes then outstanding, even if such holder did not consent to such waiver or amendment. Promptly and in any event within 30 days of the date of execution and delivery of any such waiver or amendment, the Subsidiary Guarantor shall provide a true, correct and complete copy thereof to each of the holders of the Notes.

(c) Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Subsidiary Guarantee Agreement, or have directed the taking of any action provided herein to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes, directly or indirectly, owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

SECTION 12. PARI PASSU.

The obligations of the Subsidiary Guarantor under this Subsidiary Guarantee Agreement rank at least pan passu in right of payment with all other outstanding unsecured and

Exhibit 1(b)-19

unsubordinated Indebtedness of the Subsidiary Guarantor, except for those obligations that are preferred solely by any bankruptcy, insolvency, liquidation or similar laws of general application.

SECTION 13. MISCELLANEOUS.

(a) No remedy herein conferred upon or reserved to any holder of any Note is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Subsidiary Guarantee Agreement now or hereafter existing at law or in equity. No delay or omission to exercise any right or power accruing upon any default, omission or failure of performance hereunder shall impair any such right or power or shall be construed to be a waiver thereof but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle any holder of any Note to exercise any remedy reserved to it under this Subsidiary Guarantee Agreement, it shall not be necessary for such holder to physically produce its Note in any proceedings instituted by it or to give any notice, other than such notice as may be herein expressly required.

(b) In case any one or more of the provisions contained in this Subsidiary Guarantee Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

(c) This Subsidiary Guarantee Agreement shall be binding upon the undersigned Subsidiary Guarantor and its successors and assigns and shall inure to the benefit of the Purchasers and their respective successors and assigns so long as any of their respective Notes remain outstanding and unpaid.

(d) The Subsidiary Guarantor will maintain an office at the address of the Subsidiary Guarantor referred to in Section 10, where notices, presentations and demands in respect hereof or of the Guaranteed Obligations may be made upon the Subsidiary Guarantor until such time as the Subsidiary Guarantor shall notify each holder of any change of location of such office.

(e) This Subsidiary Guarantee Agreement shall be governed by and construed in accordance with the laws of the State of New York.

[THE FOLLOWING IS FOR PURPOSES OF THE RICHARD BITTNER AG GUARANTEE ONLY:

SECTION 14. AUSTRIAN STAMP DUTY.

(a) By receipt of this Subsidiary Guarantee Agreement, each beneficiary hereof severally agrees not to:

(i) bring into Austria or keep, execute or produce in Austria, an original, a notarized copy or a certified copy of this Subsidiary Guarantee Agreement, any Note, the Agreement or any written instrument of transfer (these documents hereinafter referred to as “Stamp-Duty Sensitive Documents” or individually as “Stamp-Duty Sensitive

Exhibit 1(b)-20

Document”) or any other document referring to a Stamp-Duty Sensitive Document and constituting a substitute documentation (Ersatzbeurkundung undiader rechtsbezeugende Beurkundung) within the meaning of the Austrian Stamp Duty Act (Gebiihrengesetz) of a Stamp-Duty Sensitive Document (i.e., any document that refers to a Stamp Duty Sensitive Document in a way that both the legal nature of as well as the parties to the transaction referred to may be deducted from such reference); or

(ii) send or bring into Austria or keep, execute or produce in Austria any written communication (including facsimiles) which refers to a Stamp-Duty Sensitive Document; or

(iii) send or bring into Austria or keep, execute or produce in Austria a copy of a Stamp-Duty Sensitive Document or of any other document which refers to a Stamp-Duty Sensitive Document signed or endorsed by one or more parties thereto; or

(iv) print out any e-mail communication which refers to a Stamp-Duty Sensitive Document in Austria or send any e-mail communication carrying an electronic or digital signature which refers to a Stamp-Duty Sensitive Document to or from an Austrian addressee.

Further, by receipt of this Subsidiary Guarantee Agreement, each beneficiary hereof severally agrees that any written communication (including facsimiles and e-mails) to be made under or in connection with the Stamp-Duty Sensitive Documents shall be addressed to an address outside of Austria. For the avoidance of doubt, no beneficiary of this Subsidiary Guarantee Agreement shall be responsible for actions taken by any governmental authority, regulatory authority or any other Person (other than an affiliate) over whom such beneficiary does not exercise control.

(b) It is understood and agreed that any beneficiary of this Subsidiary Guarantee Agreement may bring or send into or within Austria a simple copy (a copy which is not an original, a notarized copy or a certified copy) of a Stamp-Duty Sensitive Document or of another document which refers to a Stamp-Duty Sensitive Document and constitutes substitute documentation thereof for the purposes of enforcement if a beneficiary hereof wishes to exercise or enforce any of its rights under or in connection with a Stamp-Duty Sensitive Document before an Austrian court or authority.

The Subsidiary Guarantor or any beneficiary of this Subsidiary Guarantee Agreement agrees:

(i) not to object to the introduction into evidence of an uncertified copy of a Stamp-Duty Sensitive Document or of any other document which refers to a Stamp-Duty Sensitive Document and constitutes substitute documentation thereof or raise a defense to any action or to the exercise of any right or remedy on the basis of an original, a notarized copy or a certified copy of a Stamp-Duty Sensitive Document or any other document which refers to a Stamp-Duty Sensitive Document and constitutes substitute documentation thereof not having been introduced into evidence, unless such uncertified copy actually introduced into evidence does not accurately reflect the content of the original document; and

Exhibit 1(b)-21

(ii) if the Subsidiary Guarantor or any beneficiary hereof is a party to the proceedings before such Austrian court or authority, to stipulate as to the accuracy and correctness (Echtheit and Richtigkeit) of an uncertified copy of a Stamp-Duty Sensitive Document or any other document which refers to a Stamp-Duty Sensitive Document and constitutes substitute documentation thereof, unless such uncertified copy actually introduced into evidence does not accurately reflect the content of the original document.

(c) In the event that the Subsidiary Guarantor or any beneficiary of this Subsidiary Guarantee Agreement fails to comply with any of the provision of this Section 14 and such failure results in the imposition of Austrian stamp duty, such party responsible for the breach of an obligation hereunder shall be liable to indemnify the other parties hereto for such Austrian stamp duty (including any related interest and penalties) upon evidence reasonably satisfactory to the indemnifying party being proved that Austrian stamp duty has been paid by the indemnified party. In the event that any party hereto is required by a governmental body, court, authority or agency pursuant to any law or legal requirement (whether for the purposes of initiating, prosecuting or executing any claim or remedy or enforcing any judgment or otherwise), to bring an original, a notarized copy or a certified copy of a Stamp-Duty Sensitive Document or of any other document which refers to a Stamp-Duty Sensitive Document and constitutes substitute documentation thereof (including, without limitation, the filing of any Forms (as such term is defined in section 7) at the request of the Company or the Parent with applicable tax authorities pursuant to section 7) into Austria, the indemnity shall not apply.

Further, if an original, a notarized copy or a certified copy of a Stamp-Duty Sensitive Document or of any other document which refers to a Stamp-Duty Sensitive Document and constitutes substitute documentation thereof is brought into Austria for the purposes of any court proceedings (including, without limitation, any arbitration or expert proceedings) involving the Subsidiary Guarantor or any beneficiary hereof. the party against whom the relevant judgment or decision is given in those court proceedings shall be required to pay the Austrian stamp duty (including any related interest and penalties) other than where such stamp duty has been assessed as a result of the introduction into evidence of an original, a notarized copy or a certified copy of a Stamp-Duty Sensitive Document or of any other document which refers to a Stamp-Duty Sensitive Document and constitutes substitute documentation thereof

(i) pursuant to a court order or Austrian law or regulations; or

(ii) as required to establish that an uncertified copy of the original, a notarized copy or a certified copy of a Stamp-Duty Sensitive Document or of any other document which refers to a Stamp-Duty Sensitive Document and constitutes substitute documentation thereof previously introduced into evidence accurately reflects the content of the original document and where a court, arbitrator or expert, as applicable, finds that the uncertified copy in question accurately reflects the content of the original document.

No beneficiary of this Subsidiary Guarantee Agreement shall be liable for the payment of any Austrian stamp duty that either arises because of an action taken by the Subsidiary Guarantor or arises for any other reason for which the beneficiary hereof is not made expressly liable under the terms of this Subsidiary Guarantee Agreement.]

Exhibit 1(b)-22

IN WITNESS WHEREOF, the Subsidiary Guarantor has caused its corporate name to be hereunto subscribed on the date first above written.

[Name of Subsidiary Guarantor]

By:
Name:
Title:

[                             ], a public investment company

Done at [                    ] on [                    ] [    ], 20[    ]

By:
Name:
	Title:	Vice President